Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

September 21, 2022

among

ENVEN ENERGY CORPORATION,

TALOS ENERGY INC.,

TALOS PRODUCTION INC.,

TIDE MERGER SUB III LLC,

TIDE MERGER SUB I INC.,

TIDE MERGER SUB II LLC

and

BCC ENVEN INVESTMENTS, L.P.,

in its capacity as the Equityholders’ Representative

i

EXHIBITS

Exhibit A	Form of Company Support Agreement
Exhibit B	Form of Parent Support Agreement
Exhibit C	Form of Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 21, 2022 by and among EnVen Energy Corporation, a Delaware corporation (the “Company”), Talos Energy Inc., a Delaware corporation (“Parent”), Talos Production Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Production Company”), Tide Merger Sub III LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Production Company (“UnSub”), Tide Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), Tide Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), and BCC Enven Investments, L.P., a Delaware limited partnership, in its capacity as the representative of the Company Stockholders and Equity Award Holders as set forth herein (the “Equityholders’ Representative”).

W I T N E S S E T H :

WHEREAS, Parent, Merger Sub I and the Company intend to effect the First Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, Parent, Merger Sub II and the First Surviving Corporation intend to effect the Second Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;

WHEREAS, in the event of a Successful Notes Solicitation, Parent, Merger Sub II and Production Company intend to effect the Combined Structure Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;

WHEREAS, in the event an Alternative Structure Event occurs, Parent, Merger Sub II and UnSub intend to effect the Alternative Structure Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA;

WHEREAS, the Boards of Directors, equivalent governing bodies or managing members of each of the Company, Parent, Production Company, UnSub and Merger Subs have (i) declared that the applicable Merger(s) and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of their respective companies and stockholders or members and (ii) approved this Agreement and the transactions contemplated hereby, including the applicable Merger(s), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has recommended that the Parent Stockholders vote to approve the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement;

WHEREAS, the Board of Directors of Merger Sub I has recommended that the sole stockholder of Merger Sub I vote to adopt this Agreement and approve the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has recommended that the Company Stockholders vote to adopt this Agreement and approve the transactions contemplated by this Agreement;

WHEREAS, following the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, the Persons listed on Section 9.01(a)(vi) of the Company Disclosure Schedule (collectively, the “Company Support Agreement Parties”) are expected to enter into voting and support agreements (the “Company Support Agreements”), in the form set forth on Exhibit A, with Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement, the Parent Key Stockholders have entered into voting and support agreements, dated as of the date hereof (the “Parent Support Agreements”), in the form set forth on Exhibit B, with Parent and the Company;

WHEREAS, simultaneously with the execution of this Agreement, Parent and the Company Stockholders who will receive Parent Common Stock pursuant to Article 2 and who would reasonably be expected to be Affiliates of Parent following the Closing, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), in the form set forth on Exhibit C, to be effective upon the Closing; and

WHEREAS, for U.S. federal income tax purposes, each of the parties intends that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations (the “Intended Tax Treatment”), and (ii) that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

“280G Stockholder Vote” has the meaning set forth in Section 6.08.

“280G Waivers” has the meaning set forth in Section 6.08.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions on terms that are, in the aggregate, no less favorable to Parent than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Parent to be able to comply with its obligations under this Agreement and such nonmaterial changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

“Acquisition Proposal” means, with respect to a party, any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, any Merger Sub or their respective Affiliates on the one hand, or the Company or its Affiliates on the other hand) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or earnings before interest, Taxes, depreciation and amortization for the preceding twelve months of such party and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 20% or more of the consolidated assets of such party and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board or the Parent Board, as applicable), including through the acquisition of one or more Subsidiaries of such party owning such assets; (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the Equity Interests of such party, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the Equity Interests of such party, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party (or any of its Subsidiaries) that constitutes 20% or more of the revenues or assets of such party and its Subsidiaries, taken as a whole; (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the Equity Interests of such party; or (e) any combination of the foregoing.

“Actual Fraud” means the making by a party hereto, to another party hereto, of an express representation or warranty contained in this Agreement, any certificate delivered pursuant to this Agreement or any other Transaction Agreement; provided that at the time such representation or warranty was made by such party, (a) such representation or warranty was inaccurate, (b) such party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation or warranty, (c) in making such representation or warranty such party had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (d) such other party acted in reasonable reliance on such representation or warranty. For the avoidance of doubt, “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness, and no Person shall be liable for or as a result of any other Person’s Actual Fraud.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Cash Consideration” means an amount equal to the sum of (a) $212,500,000, less (b) the Equity Awards Settlement Amount, plus (c) the Aggregate Exercise Price Amount.

“Aggregate Exercise Price Amount” means the aggregate exercise price of all Company Options received by the Company in cash prior to the First Effective Time in connection with the exercise of Company Options in accordance with Section 2.06.

“Aggregate Stock Consideration” means 43,800,000 shares of Parent Common Stock.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.09.

“Alternative Structure Event” means the failure of Parent to complete a Successful Notes Solicitation within the earlier of (a) 90 days after the date of this Agreement and (b) ten (10) Business Days prior to the Closing Date.

“Alternative Structure Merger” has the meaning set forth in Section 2.01(a).

“Applicable Law” means, with respect to any Person, all applicable federal, state, provincial, local or foreign laws, rules, regulations, ordinances, directives, statutes, treaties, rules of common law, and any binding order, decree, judgment or ruling of any Governmental Authority having jurisdiction with respect to such Person.

“Appraisal Demand” has the meaning set forth in Section 2.07(c).

“Available Cash” means an amount of cash equal to the amount of cash held by or available through borrowings under the Company Revolving Credit Facility to the Company and its Subsidiaries as of immediately prior to the First Effective Time that is available for deposit with the Exchange Agent pursuant to Section 2.08(c) as reasonably determined by the Company Board in good faith in accordance with all Applicable Laws and the terms of the Company’s Indebtedness after factoring in the Equity Awards Settlement Amount, the payments contemplated by Section 2.04, and other short-term expected cash needs of the Company and its Subsidiaries.

“Bain Approval” has the meaning set forth in Section 3.03(a).

“Bain Entities” has the meaning set forth in Section 3.03(a).

“Balance Sheet Date” means June 30, 2022.

“Benefit Plan” means, as to any Person, any material written (a) “employee benefit plan” as defined in Section 3(3) of ERISA, (b) employment, severance, change in control, retention or similar Contract or plan or (c) other Contract or plan providing for compensation, bonuses, equity-based compensation, deferred compensation, vacation benefits, insurance, health or welfare benefits, disability or sick leave benefits, fringe and other employee benefits or post-employment or retirement benefits, in each case that is sponsored, maintained or contributed to or entered into by such Person or any of its Subsidiaries for the benefit of a current or former employee, officer, director or individual independent contractor of such Person or any of its Subsidiaries (other than any plan or Contract sponsored or maintained by a Governmental Authority).

“Body Shops” has the meaning set forth in Section 3.18(c).

“Business Day” means a day, other than a Saturday or Sunday or public holiday in Houston, Texas, on which banks are open in Houston, Texas for general commercial business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as amended.

“Certificate of Designation” means the Amended and Restated Certificate of Designation of Series A Convertible Perpetual Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on September 21, 2022, as amended and currently in effect.

“Certificates” has the meaning set forth in Section 2.08(a).

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a CFIUS member agency.

“Charter” means the Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on November 4, 2015, as amended by the Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 29, 2016, as amended and currently in effect.

“Class A Common Shares” means shares of Class A Common Stock.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Class B Common Shares” means shares of Class B Common Stock.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” means the date of the Closing.

“Closing Tax Opinion” has the meaning set forth in Section 8.01(c)(v).

“Closing Wire” has the meaning in Section 2.08(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any Person or any of its Subsidiaries and any labor organization or other authorized employee representative representing employees or individual independent contractors.

“Combined Structure Merger” has the meaning set forth in Section 2.01(a).

“Communications Plan” has the meaning set forth in Section 5.11(b).

“Company” has the meaning set forth in the preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Balance Sheet” has the meaning set forth in Section 3.07.

“Company Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to or entered into by the Company or any of its Subsidiaries.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 5.05(e).

“Company Change in Recommendation” has the meaning set forth in Section 5.05(e).

“Company DC Plan” has the meaning set forth in Section 6.04.

“Company Designated Directors” has the meaning set forth in Section 2.13.

“Company Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by the Company to Parent on the date hereof.

“Company Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Incentive Award Plan” means the EnVen Energy Corporation and Energy Ventures GoM LLC 2015 Incentive Award Plan, as amended.

“Company Indemnitee” has the meaning set forth in Section 5.14(a).

“Company Independent Petroleum Engineers” has the meaning set forth in Section 3.16(a).

“Company Interim Financial Statements” has the meaning set forth in Section 3.07.

“Company Key Stockholders” means the Company Stockholders listed on Section 1.01 of the Company Disclosure Schedule.

“Company Leased Real Property” has the meaning set forth in Section 3.14(b).

“Company Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any changes, events, developments, conditions, occurrences or effects resulting from or arising out of (a) changes or prospective changes in GAAP or other regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company or any of its Subsidiaries operate, (b) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which the Company or any of its Subsidiaries operate, (c) changes (including changes of Applicable Law (or the interpretation or enforcement thereof) or interest or exchange rates) or conditions generally affecting any industry in which the Company or any of its Subsidiaries operate, (d) actual or threatened acts of war, sabotage, cyber-attack or terrorism or, other than with respect to hurricanes, natural disasters (including tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which the Company or any of its Subsidiaries operate, or any escalation or worsening thereof, (e) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or other public health condition involving any jurisdiction in which the Company or any of its Subsidiaries operate, or any escalation or worsening thereof, (f) the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Parent or any facts or circumstances relating to Parent or the announcement or other disclosure of Parent’s plans or intentions with respect to the conduct of any of the businesses of the Company and its Subsidiaries after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company or its Subsidiaries with customers, employees, suppliers, vendors, service providers or Governmental Authorities, (g) failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (h) any action taken (or omitted to be taken) at the request of Parent, (i) any action taken by the Company or any of its Subsidiaries that is expressly required pursuant to this Agreement or (j) any breach of this Agreement by Parent, Production Company, UnSub or any Merger Sub, except, in the case of clauses (a), (b), (c), (d) and (e) to the extent the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which case only the disproportionate effect or effects may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Material Contracts” has the meaning set forth in Section 3.11(a).

“Company Option” means any outstanding option to purchase Class A Common Shares that was issued under the Company Incentive Award Plan.

“Company Option Holder” has the meaning set forth in Section 2.06(a).

“Company Organizational Documents” means the Charter, the Certificate of Designations, and the Amended and Restated Bylaws of the Company, effective December 30, 2016, in each case, as amended and currently in effect.

“Company Owned Real Property” has the meaning set forth in Section 3.14(b).

“Company PSU” means any outstanding performance-based restricted stock unit that was issued under the Company Incentive Award Plan.

“Company PSU Holder” has the meaning set forth in Section 2.06(c).

“Company Rabbi Trust” has the meaning set forth in Section 6.03(c).

“Company Real Property” has the meaning set forth in Section 3.14(b).

“Company Related Party Transaction” has the meaning set forth in Section 3.26.

“Company Reserve Report” has the meaning set forth in Section 3.16(a).

“Company Revolving Credit Facility” means the senior secured revolving facility under that certain Amended and Restated Credit Agreement, dated as of December 30, 2016, by and among the Company, Citibank, N.A., as the administrative agent and collateral agent, and the lenders and other entities party thereto, as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof.

“Company RSU” means any outstanding time-based restricted stock unit that was issued under the Company Incentive Award Plan.

“Company RSU Holder” has the meaning set forth in Section 2.06(b).

“Company Second Lien Notes” means the 11.750% Senior Secured Second Lien Notes due 2026 issued pursuant to the Company Second Lien Notes Indenture.

“Company Second Lien Notes Indenture” means the Indenture relating to the Senior Secured Second Lien Notes by and among Energy Ventures GoM LLC, EnVen Finance Corporation as co-issuers, the guarantors party thereto and Wilmington Trust, National Association as trustee and collateral agent, dated as of April 15, 2021.

“Company Securities” has the meaning set forth in Section 3.06(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.03(a).

“Company Stockholders” means the holders of all of the issued and outstanding Series A Preferred Shares and Class A Common Shares.

“Company Subsidiary Securities” has the meaning set forth in Section 3.06(b).

“Company Support Agreement Parties” has the meaning set forth in the recitals.

“Company Support Agreements” has the meaning set forth in the recitals.

“Company Tax Counsel” means Davis Polk & Wardwell LLP, counsel to the Company, or, if Davis Polk & Wardwell LLP is unable or unwilling to deliver the tax opinion described in Section 8.01(c)(v), any other nationally recognized law firm reasonably acceptable to the Company.

“Company Termination Payment” means $28,000,000.

“Confidentiality Agreement” means the letter agreement dated as of March 9, 2022 between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.

“Continuing Employee” has the meaning set forth in Section 6.01.

“Contract” means any contract, agreement, lease, sublease, license, sublicense, subcontract, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or any other arrangement or undertaking of any nature, whether written or oral, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Conversion Approval” has the meaning set forth in Section 3.03(a).

“Conversion Shares” has the meaning set forth in Section 2.04.

“Converted Equity Award Shares” has the meaning set forth in Section 2.06(c).

“Converted Option Share” has the meaning set forth in Section 2.06(a).

“Converted PSU Share” has the meaning set forth in Section 2.06(c).

“Converted RSU Share” has the meaning set forth in Section 2.06(b).

“COVID-19” means the coronavirus disease of 2019 and any variations or mutations thereof.

“Credit Agreement Amendment” has the meaning set forth in Section 5.21(a).

“Current Representation” has the meaning set forth in Section 5.13(a).

“D&O Tail Policy” has the meaning set forth in Section 5.14(c).

“Decommissioning,” and “Decommissioned” and its derivatives mean all plugging, replugging, abandonment and re-abandonment, equipment removal, disposal, or restoration associated with Wells, including all plugging and abandonment, dismantling, decommissioning, removal (or abandonment in place, if applicable), surface and subsurface restoration, site clearance and disposal of Wells, well cellars, fixtures, platforms, spars, flowlines, pipelines, tie-backs, risers, structures, and personal property located on, under or associated with Wells and the lands burdened thereby, the removal (or abandonment in place, if applicable) and capping of all associated flowlines, risers, connections, tie-backs, transmission, and gathering lines, pit closures, the restoration of the surface or seabed, drystacking, site clearance, any disposal of related waste materials, excluding naturally occurring radioactive material and asbestos, and obligations to obtain plugging exceptions for any Well with a current plugging exception, all in accordance with all Applicable Laws and the requirements of Governmental Authorities, the terms and conditions of Oil and Gas Leases, Rights-of-Way and Contracts.

“Defensible Title” means, with respect to any Person, that the collective title of such Person and its Subsidiaries (as of the date of this Agreement and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them), which is reflected on the Company Reserve Report or the Parent Reserve Report, as the case may be, (a) entitles such Person and its Subsidiaries collectively to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report or the Parent Reserve Report, as the case may be, of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties other than (i) any decreases in connection with those operations in which such Person or any of its Subsidiaries may elect after the date of this Agreement to be a non-consenting co-owner, (ii) any decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elect, after the date of this Agreement, not to Consent, (iii) any decreases resulting from the establishment or amendment, after the date of this Agreement, of pools or units, (iv) any decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries or (v) as otherwise expressly stated in the Company Reserve Report or the Parent Reserve Report, as applicable, (b) obligates such Person or its Subsidiaries to collectively bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report or the Parent Reserve Report, as applicable, for such Oil and Gas Properties, other than (i) any increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or Applicable Law, (ii) changes due to the exercise after the date of this Agreement of non-consent rights under the applicable operating agreements and similar agreements or Applicable Law, (iii) increases that are accompanied by at least a proportionate increase in such Person’s and its Subsidiaries’ collective net revenue interest in such Oil and Gas Properties, or (iv) as otherwise expressly stated in the Company Reserve Report or the Parent Reserve Report, as applicable, and (c) is free and clear of all Liens (other than Permitted Liens).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, Equity Interests, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Designated Person” has the meaning set forth in Section 5.13(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disregarded Shares” has the meaning set forth in Section 2.03(a)(ii).

“Dissenting Shares” has the meaning set forth in Section 2.07(a).

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Employee” means, as to any Person, an employee of such Person or any of its Subsidiaries.

“End Date” has the meaning set forth in Section 9.01(a)(ii).

“Environmental Laws” means any Applicable Laws relating to pollution or the protection of the environment or natural resources, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, Release, threatened Release, or cleanup of Hazardous Substances, or to human health and safety with respect to exposure to Hazardous Substances.

“Equity Award Holders” means the Company Option Holders, the Company RSU Holders and the Company PSU Holders.

“Equity Awards Settlement Amount” means the amount of cash paid by the Company (and not otherwise funded by the applicable awardholder) in respect of withholding tax liabilities associated with the settlement of Company PSUs and Company RSUs and the exercise of Company Options, each in accordance with Section 2.06.

“Equity Interests” means any (a) shares or units of capital stock or voting securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in (a)-(d) or any other equity securities or (e) securities convertible into or exercisable or exchangeable for any of the interests in (a)-(d) or any other equity securities.

“Equityholders’ Representative” has the meaning set forth in the preamble.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.08(a).

“Excluded Arrangements” means (a) any employment, severance, indemnification, consultation or other similar arrangements with Company Employees (in their capacities as such) (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (b) compensation for services performed by a Related Party as a Company Employee (in his or her capacity as such) and amounts reimbursable for routine travel and other business expenses in the ordinary course of business, (c) this Agreement and the other Transaction Agreements, (d) any Company Benefit Plan, including the Company Incentive Award Plan and (e) any Contract providing for the indemnification or reimbursement of expenses of (x) any member of the Company Board or other governing body of the Company or any of its Subsidiaries and/or (y) any officer of the Company or any of its Subsidiaries.

“Final Surviving Company” has the meaning set forth in Section 2.01(a).

“First Effective Time” has the meaning set forth in Section 2.01(c).

“First Merger” has the meaning set forth in Section 2.01(a).

“First Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Fully Diluted Number” means the aggregate number of Class A Common Shares outstanding immediately prior to the First Effective Time (for the avoidance of doubt, including the Conversion Shares and Converted Equity Award Shares).

“Fundamental Warranties” means, collectively, the representations and warranties contained in Section 3.01 (Existence and Power) (solely the first sentence and (solely with respect to the Company) the third sentence thereof), Section 3.02 (Subsidiaries) (solely the first and third sentences thereof), Section 3.03 (Authorization), Section 3.06 (Capitalization), Section 3.25 (Finders’ Fees), Section 4.01 (Existence and Power) (solely the first sentence thereof), Section 4.02 (Subsidiaries) (solely the first and third sentences thereof), Section 4.03 (Authorization), Section 4.06 (Capitalization) and Section 4.26 (Finders’ Fees).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including any Taxing Authority and CFIUS.

“Hazardous Substances” means any pollutant, contaminant, waste or any toxic, radioactive or otherwise hazardous substance or material, as such terms are defined in, or regulated pursuant to, any Applicable Law pertaining to the environment, including any petroleum product or refined petroleum products, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (or PCBs), per- and polyfluoroalkyl substances (or PFAS), or perfluorooctane sulfonate (or PFOS).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other hydrocarbons (whether or not such item is in liquid or gaseous form) or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” means, with respect to any Person, without duplication, any liabilities or obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, on assets or properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (d) obligations under capitalized leases and (e) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (d) above; provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property Right” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Intended Tax Treatment” has the meaning set forth in the recitals.

“Interstate Commerce Act” means the Interstate Commerce Act of 1887.

“IRS” means the Internal Revenue Service.

“knowledge of Parent”, “Parent’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Timothy S. Duncan, Shannon E. Young, III and William S. Moss III, after reasonable inquiry of such person’s direct reports.

“knowledge of the Company” or “Company’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of Steven Weyel, John Wilkirson and Jeffrey Starzec, after reasonable inquiry of such person’s direct reports.

“Legal Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, grievances, audits, investigations, examinations or other proceedings, in each case, by or before any Governmental Authority.

“Letter of Transmittal” means a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to Parent and the Company.

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of such property or asset.

“Merger Sub I” has the meaning set forth in the preamble.

“Merger Sub II” has the meaning set forth in the preamble.

“Merger Subs” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in Section 2.01(a)

“Mutual Combined Structure Election” has the meaning set forth in Section 2.05.

“Non-Recourse Parties” has the meaning set forth in Section 10.01(b).

“Notes Consent Solicitation” has the meaning set forth in Section 5.22(a).

“Notes Consent Solicitation Statement” has the meaning set forth in Section 5.22(a).

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of such Person’s business.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions, (b) all Wells located on or producing from such leases and properties, and (c) machinery, equipment, Hydrocarbon production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, platforms, water plants, processing plants, separation plants and testing and monitoring equipment, in each case, to the extent associated with the production, gathering, processing, storage, dispositions, transportation or sale of Hydrocarbons.

“Parachute Payment” has the meaning set forth in Section 6.08.

“Parent” has the meaning set forth in the preamble.

“Parent Arrangements” has the meaning set forth in Section 6.08.

“Parent Balance Sheet” has the meaning set forth in Section 4.07(b).

“Parent Benefit Plan” means any Benefit Plan that is sponsored, maintained, contributed to or entered into by Parent or any of its Subsidiaries.

“Parent Board” has the meaning set forth in the recitals.

“Parent Board Recommendation” has the meaning set forth in Section 5.05(d).

“Parent Change in Recommendation” has the meaning set forth in Section 5.05(d).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent DC Plan” has the meaning set forth in Section 6.04.

“Parent Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Parent to the Company on the date hereof.

“Parent Equity Awards” means, collectively, Parent RSUs and Parent PSUs.

“Parent Incentive Award Plans” means, collectively, the Talos Energy Inc. Long Term Incentive Plan and the Talos Energy Inc. 2021 Long Term Incentive Plan.

“Parent Independent Petroleum Engineers” has the meaning set forth in Section 4.16(a).

“Parent Intervening Event” has the meaning set forth in Section 5.04(e)(ii).

“Parent Intervening Event Notice” has the meaning set forth in Section 5.04(d).

“Parent Intervening Event Notice Period” has the meaning set forth in Section 5.04(d).

“Parent Key Stockholders” means the Parent Stockholders listed on Section 1.01 of the Parent Disclosure Schedule.

“Parent Leased Real Property” has the meaning set forth in Section 4.14(b).

“Parent Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes, events, developments, conditions, occurrences or effects resulting from or arising out of (a) changes or prospective changes in GAAP or other regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which Parent or any of its Subsidiaries operate, (b) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which Parent or any of its Subsidiaries operate, (c) changes (including changes of Applicable Law (or the interpretation or enforcement thereof) or interest or exchange rates) or conditions generally affecting any industry in which Parent or any of its Subsidiaries operate, (d) actual or threatened acts of war, sabotage, cyber-attack or terrorism or, other than with respect to hurricanes, natural disasters (including tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which Parent or any of its Subsidiaries operate, or any escalation or worsening thereof, (e) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or other public health condition involving any jurisdiction in which Parent or any of its Subsidiaries operate, or any escalation or worsening thereof, (f) the announcement, pendency or consummation of the transactions contemplated hereby, the identity of the Company or any facts or circumstances relating to the Company or the announcement or other disclosure of Parent’s plans or intentions with respect to the conduct of any of the businesses of the Company and its Subsidiaries after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of Parent or its Subsidiaries with customers, employees, suppliers, vendors, service providers or Governmental Authorities, (g) any failure to meet any internal or published projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Parent Material Adverse Effect” may be taken into account in determining whether there has been a Parent Material Adverse Effect), (h) any action taken (or omitted to be taken) at the request of the Company, (i) any action taken by Parent or any of its Subsidiaries that is expressly required pursuant to this Agreement or (j) any breach of this Agreement by the Company, except, in the case of clauses (a), (b), (c), (d) and (e) to the extent Parent and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby relative to other participants in the industry or industries in which Parent and its Subsidiaries operate (in which case only the disproportionate effect or effects may be taken into account in determining whether there has been a Parent Material Adverse Effect).

“Parent Material Contracts” has the meaning set forth in Section 4.11(b).

“Parent Notice” has the meaning set forth in Section 5.04(c).

“Parent Notice Period” has the meaning set forth in Section 5.04(c).

“Parent Organizational Documents” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on May 10, 2018, the Certificate of Designation of Series A Convertible Preferred Stock of Parent, filed with the Secretary of State of the State of Delaware on February 27, 2020, and the Amended & Restated Bylaws of Parent, effective May 10, 2018, in each case, as amended and currently in effect.

“Parent Owned Real Property” has the meaning set forth in Section 4.14(b).

“Parent PSUs” means any outstanding performance-based restricted stock unit that was issued under a Parent Incentive Award Plan.

“Parent Real Property” has the meaning set forth in Section 4.14(b).

“Parent Reserve Report” has the meaning set forth in Section 4.16(a).

“Parent Revolving Credit Facility” means the senior secured revolving facility under that certain Credit Agreement, dated as of May 10, 2018, by and among Talos Production LLC, as borrower, Parent, as holdings, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders named therein.

“Parent RSUs” means any outstanding time-based restricted stock unit that was issued under a Parent Incentive Award Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.07(a).

“Parent Second Lien Notes” means the 12.00% Second-Priority Senior Secured Notes due 2026 issued pursuant to the Parent Second Lien Notes Indenture.

“Parent Second Lien Notes Indenture” means the Indenture relating to the Parent Second Lien Notes by and among Production Company, the guarantors party thereto and Wilmington Trust, National Association as trustee and collateral agent, dated as of January 4, 2021, as supplemented by that certain First Supplemental Indenture, dated as of January 14, 2021.

“Parent Securities” has the meaning set forth in Section 4.06(a).

“Parent Special Meeting Termination Payment” means $12,000,000.

“Parent Stockholder Approval” has the meaning set forth in Section 4.03(a).

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Parent Support Agreements” has the meaning set forth in the recitals.

“Parent Termination Payment” means $42,500,000.

“Payoff Letter” has the meaning set forth in Section 5.21(c).

“Per Share Cash Consideration” means an amount equal to the quotient of (a) the Aggregate Cash Consideration, divided by (b) the Fully Diluted Number.

“Per Share Consideration” has the meaning set forth in Section 2.03(a)(i).

“Per Share Stock Consideration” means a number of shares of Parent Common Stock equal to the quotient of (a) the Aggregate Stock Consideration, divided by (b) the Fully Diluted Number.

“Permits” has the meaning set forth in Section 3.13(b).

“Permitted Liens” means:

(a) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith;

(b) Liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings;

(c) Liens securing rental payments under capital lease agreements;

(d) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) would be disclosed by a current title report or (iv) do not materially interfere with the present uses of such real property;

(e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of such Person and its Subsidiaries as currently conducted;

(f) Liens securing payment, or any other obligations, of the Company or any of its Subsidiaries with respect to Indebtedness outstanding as of the date hereof;

(g) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property;

(h) Liens constituting licenses, sublicenses, covenants not to sue or other Intellectual Property Rights granted in the ordinary course of business;

(i) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws;

(j) Liens which will be extinguished and released in full as of the Closing;

(k) Liens referred to in the Parent Balance Sheet or the related notes thereto or in the Company Balance Sheet or the related notes thereto;

(l) Liens described in Section 1.01(a) of the Company Disclosure Schedule or Section 1.01(a) of the Parent Disclosure Schedule;

(m) Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Reserve Report or the Parent Reserve Report and any Production Burdens payable to third parties affecting any Oil and Gas Property that was acquired subsequent to the date of the applicable reserve report in the ordinary course of business;

(n) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, Contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Liens (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) has no material effect on the current or intended use or value of the property encumbered thereby;

(o) minor Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not materially reduce the net revenue interest share of such Person and its Subsidiaries in any interest in an Oil and Gas Property below the net revenue interest share shown in the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such Oil and Gas Property, or materially increase the working interest of such Person and its Subsidiaries in any interest in an Oil and Gas Property above the working interest shown on the Company Reserve Report or Parent Reserve Report, as applicable, with respect to such Oil and Gas Property without a corresponding and proportionate or greater increase in the associated net revenue interest share of such Person and its Subsidiaries with respect to such Oil and Gas Property; and

(p) other Liens, if any, that would not be material to such Person and its Subsidiaries, taken as a whole.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Preferred Conversion” has the meaning set forth in Section 2.04.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Hydrocarbon production.

“Production Company” has the meaning set forth in the preamble.

“Proposals” has the meaning set forth in Section 5.05(c).

“Proxy Statement” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting the Parent Stockholder Approval.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Registration Statement” has the meaning set forth in Section 5.05(a).

“Related Party” means, in respect to any Person, any (i) beneficial owner of more than 5% of the Equity Interests of such Person, (ii) any current or former director or officer of such Person, (iii) to such Person’s knowledge, any Affiliate of such Person or (iv) to such Person’s knowledge, any Affiliate or any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (i)-(iii), in each case other than such Person or any of its Subsidiaries.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Released Parties” has the meaning set forth in Section 10.01(c).

“Releasing Parties” has the meaning set forth in Section 10.01(c).

“Remedies Exception” has the meaning set forth in Section 3.03(b).

“Representatives” means, with respect to any Person, collectively, the directors, officers, managers, employees, agents, consultants, advisors and other representatives of such Person.

“Rights-of-Way” has the meaning set forth in Section 3.15.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Effective Time” has the meaning set forth in Section 2.01(c).

“Second Merger” has the meaning set forth in Section 2.01(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated Series A Convertible Perpetual Preferred Stock.

“Solicitation Terms” has the meaning set forth in Section 5.22(a).

“SOX” means the Sarbanes-Oxley Act of 2002.

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of considering and voting upon the Proposals.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Successful Notes Solicitation” has the meaning set forth in Section 5.22(b).

“Superior Proposal” has the meaning set forth in Section 5.04(e)(i).

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Takeover Laws” means any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Applicable Laws.

“Tax” means (a) any taxes, assessments, fees, levies, imposts, duties, licenses and other governmental charges imposed by any Governmental Authority, including income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits, or other charges of any kind whatsoever, together with any interest, penalties, additions to tax or other additional amounts with respect to any of the foregoing imposed by any Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under state, local or non-U.S. law, for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes).

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) required to be filed with any Taxing Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Effective Time” has the meaning set forth in Section 2.01(c).

“Third Merger” has the meaning set forth in Section 2.01(a).

“Trading Day” means any day on which shares of Parent Common Stock are actually traded on the NYSE.

“Transaction Agreements” means this Agreement, the Company Support Agreements, the Parent Support Agreements, the Letters of Transmittal, the Registration Rights Agreement and the Confidentiality Agreement.

“Transaction Approval” has the meaning set forth in Section 3.03(a).

“Transaction Expenses” means all fees, expenses and costs payable by any party hereto or any of its respective Subsidiaries in connection with the transactions contemplated by this Agreement, including (a) all fees, expenses and costs payable by any party hereto or any of its respective Subsidiaries in connection with the transactions contemplated by this Agreement to financial advisors, accountants, legal advisors and other third-party advisors that are incurred and not paid prior to the Closing, (b) all fees, costs and expenses of the Exchange Agent, (c) fees, costs and expenses incurred by any party hereto or any of its Subsidiaries in connection with the activities described in Section 5.05, Section 5.06, Section 5.07, Section 5.21 and Section 5.22, (d) costs associated with obtaining the D&O Tail Policy, (e) any retention, change of control, transaction or similar bonuses payable to employees, individual independent contractors or directors of the Company or any of its Subsidiaries, in each case which become payable or due at the Closing in connection with the consummation of the Mergers pursuant to any agreement entered into by the Company or any of its Subsidiaries prior to the date hereof or in accordance with Section 5.01, (f) the employer portion of any payroll, employment or similar Taxes arising in respect of the payments contemplated by clause (e) and (g) all fees, expenses and costs payable by the Bain Entities in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, up to a maximum of $500,000 (excluding all filing fees associated with filings made with Governmental Authorities); provided that, for the avoidance of doubt, “Transaction Expenses” shall not include the Equity Awards Settlement Amount or any other amount otherwise expressly provided for in this Agreement.

“Transaction Proposal” has the meaning set forth in Section 5.05(c).

“Treasury Regulations” means the final, temporary or proposed U.S. federal income Tax regulations promulgated under the Code, as such Tax regulations may be amended from time to time.

“Uncertificated Interests” has the meaning set forth in Section 2.08(a).

“UnSub” has the meaning set forth in the preamble.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

“Wells” means a well drilled for the purpose of producing Hydrocarbons or disposing fluids produced in connection with the production of Hydrocarbons, in each case, whether producing, non-producing, permanently or temporarily Decommissioned.

“Willful Breach” has the meaning set forth in Section 9.02.

“Working Hours” means 9:00 a.m. to 5:30 p.m. Monday to Friday on a day that is not a public holiday and on which banks are open for general commercial business in the relevant location.

Section 1.02. Other Definitional and Interpretative Provisions. (a) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c) References to Articles, Sections, Schedules, Annexes and Exhibits are to Articles, Sections, Schedules, Annexes and Exhibits of this Agreement unless otherwise specified.

(d) All Schedules (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e) Any capitalized terms used in any Schedule (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f) Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Company Disclosure Schedule and the Parent Disclosure Schedule), Annex or Exhibit, then, for the purposes of construing such Section, Schedule, Annex or Exhibit, the definitions set out in such Section, Schedule, Annex or Exhibit shall prevail.

(g) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(h) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(j) References to one gender shall include all genders.

(k) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(l) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m) References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(n) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(o) References to any Person include the successors and permitted assigns of that Person.

(p) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(q) References to “made available” mean, with respect to any document, that such document was (A) in the electronic data room relating to the transactions contemplated by this Agreement maintained by the Company or Parent, as applicable, (B) in the case of Parent, filed with or furnished to the SEC, or (C) provided by the Company or Parent, as applicable, in physical form for review by the other party or its Representatives, in each case, by 5:00 p.m. Houston, Texas time on the day prior to the execution of this Agreement.

(r) References to “$” are to United States dollars.

(s) The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise.

ARTICLE 2

THE MERGERS

Section 2.01. The Mergers.

(a) At the First Effective Time, Merger Sub I shall be merged with and into the Company in accordance with the DGCL (the “First Merger”), whereupon the separate existence of Merger Sub I shall cease, and the Company shall be the surviving corporation (the “First Surviving Corporation”). At the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub II in accordance with the DGCL and the DLLCA (the “Second Merger”), whereupon the separate existence of the First Surviving Corporation shall cease, and Merger Sub II shall be the surviving company (the “Surviving Company”). At the Third Effective Time, (i) in the event of a Successful Notes Solicitation or a Mutual Combined Structure Election, the Surviving Company shall be merged with and into Production Company in accordance with the DGCL and the DLLCA (such merger, a “Combined Structure Merger”), or (ii) in the event an Alternative Structure Event occurs and Parent and the Company do not make a Mutual Combined Structure Election, the Surviving Company shall be merged with and into UnSub in accordance with the DLLCA (such merger, an “Alternative Structure Merger” and in either case, the “Third Merger”, and together with the First Merger and the Second Merger, the “Mergers”), whereupon the separate existence of the Surviving Company shall cease, and Production Company or UnSub, as the case may be, shall be the surviving corporation or company, as the case may be (the “Final Surviving Company”).

(b) The closing of the Mergers (the “Closing”) shall take place in Houston, Texas at the offices of the Company, 609 Main Street, Suite 3200, Houston, Texas 77002, or remotely by the exchange of documents and signatures (or their electronic counterparts), on the third Business Day after the day on which the conditions set forth in Article 8 have been satisfied or, to the extent permitted under Applicable Law, waived by the party or parties entitled to the benefit of such conditions (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under Applicable Law, waiver in writing of those conditions at the Closing by the party or parties entitled to the benefit of such conditions), or at such other time or place as Parent and the Company may mutually agree.

(c) At the Closing, (i) the Company shall cause a certificate of merger to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the First Merger and then immediately thereafter (ii) Merger Sub II shall cause a certificate of merger to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the DLLCA in connection with the Second Merger and then immediately thereafter (iii) Production Company or UnSub, as the case may be, shall cause a certificate of merger to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL and the DLLCA in connection with the Third Merger. The First Merger shall become effective at such time (the “First Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger). The Second Merger shall become effective at such time (the “Second Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger, but in no event earlier than the First

Effective Time). The Third Merger shall become effective at such time (the “Third Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger, but in no event earlier than the Second Effective Time). Notwithstanding anything to the contrary in this Section 2.01(c), each of the First Effective Time, the Second Effective Time and the Third Effective Time shall occur on the Closing Date.

(d) From and after the First Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. From and after the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA. From and after the Third Effective Time, the effect of the Third Merger shall be as provided in this Agreement and the applicable provisions of the DGCL or the DLLCA, as the case may be.

Section 2.02. The First Surviving Corporation, the Surviving Company and the Final Surviving Company.

(a) At the First Effective Time:

(i) the certificate of incorporation of Merger Sub I in effect at the First Effective Time shall be the certificate of incorporation of the First Surviving Corporation until amended in accordance with Applicable Law;

(ii) without limiting Section 5.14, the bylaws of Merger Sub I in effect immediately prior to the First Effective Time shall be the bylaws of the First Surviving Corporation until amended in accordance with Applicable Law; provided that such bylaws shall reflect as of the First Effective Time “EnVen Energy Corporation” as the name of the First Surviving Corporation;

(iii) the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the First Surviving Corporation, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law; and

(iv) the officers of the Company at the First Effective Time shall be the officers of the First Surviving Corporation until successors are duly appointed in accordance with Applicable Law.

(b) At the Second Effective Time:

(i) the certificate of formation of Merger Sub II in effect at the Second Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with Applicable Law;

(ii) without limiting Section 5.14, the limited liability company agreement of Merger Sub II in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with Applicable Law;

(iii) the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the managers and officers of the Surviving Company, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law.

(c) At the Third Effective Time, in the event of a Successful Notes Solicitation or a Mutual Combined Structure Election:

(i) the certificate of incorporation and bylaws of Production Company in effect at the Third Effective Time shall be the certificate of incorporation and bylaws of the Final Surviving Company until amended in accordance with Applicable Law;

(ii) the directors of Production Company immediately prior to the Third Effective Time shall be the directors of the Final Surviving Company, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law; and

(iii) the officers of Production Company at the First Effective Time shall be the officers of the Final Surviving Company until successors are duly appointed in accordance with Applicable Law; or

(d) At the Third Effective Time, in the event an Alternative Structure Event occurs and Parent and the Company do not make a Mutual Combined Structure Election:

(i) the certificate of formation of UnSub in effect at the Third Effective Time shall be the certificate of formation of the Final Surviving Company until amended in accordance with Applicable Law;

(ii) without limiting Section 5.14, the limited liability company agreement of UnSub in effect immediately prior to the Third Effective Time shall be the limited liability company agreement of the Final Surviving Company until amended in accordance with Applicable Law; and

(iii) the managers and officers of UnSub immediately prior to the Third Effective Time shall be the managers and officers of the Final Surviving Company, to serve until successors are duly elected or appointed and qualified in accordance with Applicable Law.”

Section 2.03. Conversion of Shares. (a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or any other Person:

(i) except for Disregarded Shares and Dissenting Shares, each Class A Common Share issued and outstanding immediately prior to the First Effective Time (for the avoidance of doubt, including the Conversion Shares and Converted Equity Award Shares) shall be converted into the right to receive (A) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration and (B) an amount in cash equal to the Per Share Cash Consideration (collectively, the “Per Share Consideration”);

(ii) each Class A Common Share held by the Company (including as treasury stock) (collectively, the “Disregarded Shares”) immediately prior to the First Effective Time shall automatically be canceled without any conversion thereof and shall cease to exist, and no payment shall be made with respect thereto; and

(iii) each share of capital stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Final Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation.

(b) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, the First Surviving Corporation or any other Person, each share of capital stock of the First Surviving Corporation shall be cancelled and each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and (to the extent applicable) non-assessable limited liability company interest of the Surviving Company with the same rights, powers and privileges as the limited liability company interests so converted and shall constitute the only outstanding limited liability company interests of the Surviving Company.

(c) At the Third Effective Time, by virtue of the Third Merger and without any action on the part of Parent, UnSub, Production Company, the Surviving Company or any other Person, each limited liability company interest of the Surviving Company shall be cancelled and each share of capital stock of Production Company or limited liability company interest of UnSub, as the case may be, issued and outstanding immediately prior to the Third Effective Time shall remain outstanding and be unaffected by the Third Merger and shall constitute the only outstanding shares of capital stock of the Final Surviving Company.

Section 2.04. Conversion of Preferred Shares. Immediately prior to the First Effective Time, in accordance with the Certificate of Designations, (a) all outstanding Series A Preferred Shares shall be automatically converted (the “Preferred Conversion”) into Class A Common Shares in accordance with the Conversion Approval (the “Conversion Shares”) and (b) the Company shall pay in cash to each holder of Series A Preferred Shares the amount of the aggregate accrued but unpaid dividends on such Series A Preferred Shares as of the date of the Preferred Conversion. Immediately upon the Preferred Conversion, all Series A Preferred Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter each represent only the right to receive the Per Share Consideration to be paid in accordance with Section 2.03.

Section 2.05. Alternative Structure Merger. In the event an Alternative Structure Event has occurred, the parties shall effect the Alternative Structure Merger in accordance with this Agreement (including Section 2.01(a)) unless Parent and the Company mutually agree to instead effect a Combined Structure Merger (a “Mutual Combined Structure Election”).

Section 2.06. Company Equity Awards.

(a) Company Options. Immediately prior to the First Effective Time, the Company shall cause each Company Option outstanding immediately prior to the First Effective Time, whether or not then vested and exercisable, to become vested and exercisable, and the Company shall thereafter cause each holder of such a Company Option (a “Company Option Holder”) to either (i) cash exercise such Company Option immediately prior to the First Effective Time or (ii) forfeit such Company Option. At the First Effective Time, each Class A Common Share issued by the Company (or deemed to be issued by the Company) to Company Option Holders upon exercise of Company Options pursuant to clause (i) of this Section 2.06(a) and issued and outstanding (or deemed to be outstanding) immediately prior to the First Effective Time (a “Converted Option Share”) shall be converted into the right to receive the Per Share Consideration to be paid in accordance with Section 2.03. Each Company Option forfeited by a Company Option Holder pursuant to clause (ii) of this Section 2.06(a) shall be cancelled by the Company as of immediately prior to the First Effective Time and shall cease to exist.

(b) Company Restricted Stock Units. Immediately prior to the First Effective Time, the Company shall (i) cause each Company RSU outstanding immediately prior to the First Effective Time, whether or not vested, and whether settleable in shares of Class A Common Stock or cash, to become vested and settleable in shares of Class A Common Stock, and (ii) issue (or deem to issue) to each holder of such Company RSU (a “Company RSU Holder”) the number of Class A Common Shares such holder becomes entitled to upon such vesting of such Company RSU. At the First Effective Time, each Class A Common Share issued (or deemed to be issued) by the Company to Company RSU Holders upon settlement of Company RSUs pursuant to this Section 2.06(b) and issued and outstanding (or deemed to be outstanding) immediately prior to the First Effective Time (a “Converted RSU Share”) shall be converted into the right to receive the Per Share Consideration to be paid in accordance with Section 2.03.

(c) Company Performance-Based Restricted Stock Units. Immediately prior to the First Effective Time, the Company shall (i) cause each Company PSU outstanding immediately prior to the First Effective Time, whether or not vested, and whether settleable in shares of Class A Common Stock or cash, to become vested and settleable in shares of Class A Common Stock, and (ii) issue (or deem to issue) to each holder of such Company PSU (a “Company PSU Holder”) the number of Class A Common Shares such holder becomes entitled to upon such vesting of such Company PSU as set forth in Section 2.06(c) of the Company Disclosure Schedule. At the First Effective Time, each Class A Common Share issued (or deemed to be issued) by the Company to Company PSU Holders upon settlement of Company PSUs pursuant to this Section 2.06(c) and issued and outstanding (or deemed to be outstanding) immediately prior to the First Effective Time (a “Converted PSU Share” and, together with the Converted Option Shares and Converted RSU Shares, the “Converted Equity Award Shares”) shall be converted into the right to receive the Per Share Consideration to be paid in accordance with Section 2.03.

Section 2.07. Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.07, any Class A Common Shares that are issued and outstanding immediately prior to the First Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the First Merger in accordance with the DGCL and (ii) as of the First Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, the “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 2.03 hereto but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL. From and after the First Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the First Surviving Corporation.

(b) Notwithstanding the provisions of Section 2.07(a) above, if any holder of Class A Common Shares who has duly and validly demanded appraisal of such shares in connection with the First Merger in accordance with the DGCL effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the First Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive the consideration to be paid pursuant to Section 2.03 hereto with respect to such shares pursuant to and in accordance with this Agreement.

(c) The Company shall give Parent reasonably prompt notice of the receipt of any written notice of any demand for appraisal for any Class A Common Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company that relate to any such demand for appraisal. Notwithstanding anything in this Agreement to the contrary, Parent shall have the right and opportunity to participate in all negotiations and proceedings with respect to any demand for appraisal in connection with the First Merger (each an “Appraisal Demand”). The Company shall not settle any Appraisal Demand prior to the First Effective Time without the prior written approval of Parent.

Section 2.08. Surrender and Payment.

(a) Prior to the First Effective Time, Parent shall appoint an agent (the “Exchange Agent”), which Exchange Agent shall be reasonably satisfactory to the Company, for the purpose of exchanging for the Per Share Consideration (i) certificates representing Class A Common Shares (“Certificates”) or (ii) uncertificated Class A Common Shares (the “Uncertificated Interests”).

(b) Promptly after the First Effective Time (and in no event later than one (1) Business Day following the Closing Date), Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Class A Common Shares (for the avoidance of doubt, including the Conversion Shares and Converted Equity Award Shares) a Letter of Transmittal to be completed and delivered by each such holder of Class A Common Shares to effect the exchange of such holder’s Class A Common Shares for the payment of the consideration payable or deliverable pursuant to Section 2.03 in respect of each such Class A Common Share, without any interest thereon.

(c) At or prior to the Closing, Parent shall deliver or cause to be delivered (including, in the case of an Alternative Structure Merger, by delivery from the Company from its Available Cash, which the Company shall deliver to the Exchange Agent following at least five (5) Business Days’ written request from Parent (provided that in no event shall the Company be required to deliver such Available Cash to the Exchange Agent earlier than the Closing Date)) to the Exchange Agent, in trust for the benefit of holders of Class A Common Shares, evidence of book-entry shares (or certificates if requested by any such holder) representing the number of shares of Parent Common Stock, and, prior to the First Effective Time, an amount in cash by wire transfer of immediately available funds (the “Closing Wire”), in each case sufficient to pay to the holders of Class A Common Shares the aggregate Per Share Cash Consideration and the aggregate Per Share Stock Consideration (together with cash in lieu of fractional shares in accordance with Section 2.11 and any dividends or distributions with respect to shares of Parent Common Stock in accordance with Section 2.08(h)) to be paid to the holders of Class A Common Shares in respect of Certificates or Uncertificated Interests in accordance with Section 2.03 and the Allocation Schedule; provided, that if the amount of the Closing Wire is in excess of the amount necessary to pay the holders of Class A Common Shares the aggregate Per Share Cash Consideration in accordance with the final Allocation Schedule, the Exchange Agent shall wire such excess amount to Parent within two (2) Business Days of the final determination of the Allocation Schedule.

(d) Upon delivery to the Exchange Agent of a properly completed Letter of Transmittal and (i) surrender to the Exchange Agent of a Certificate or (ii) receipt by the Exchange Agent of such evidence of transfer as the Exchange Agent may reasonably request in the case of a book-entry transfer of Uncertificated Interests, a holder of Class A Common Shares whose Class A Common Shares have been converted into the right to receive the consideration to be paid pursuant to Section 2.03 hereto shall be entitled to promptly, but in no event more than three Business Days after receipt by the Exchange Agent of item (i) or (ii) above (but in no event prior to the Closing), receive the Per Share Consideration represented by such Certificate or for each such Uncertificated Interest (together with cash in lieu of fractional shares in accordance with Section 2.11 and any dividends or distributions with respect to shares of Parent Common Stock in accordance with Section 2.08(h)). Notwithstanding the foregoing, (i) a holder of Class A Common Shares who has delivered to the Exchange Agent not later than 5:30 p.m. New York time on the Business Day prior to the Closing Date a properly completed Letter of Transmittal, together with either (x) a Certificate or (y) evidence of transfer as the Exchange Agent may reasonably request of a book-entry transfer of Uncertificated Interests, shall be paid by the Exchange Agent, on the Closing Date, the Per Share Consideration payable for each such Class A Common Share represented by such Certificate or for each such Uncertificated Interest (together with cash in lieu of fractional shares in accordance with Section 2.11 and any dividends or distributions with respect to shares of Parent Common Stock in accordance with Section 2.08(h)). Until so surrendered or transferred, as the case may be, each Certificate or Uncertificated Interest (other than Dissenting Shares) shall represent after the Closing for all purposes only the right to receive the consideration to be paid pursuant to Section 2.03 hereto and the Certificate or Uncertificated Interest shall be canceled and cease to exist.

(e) If any portion of the consideration to be paid pursuant to Section 2.03 hereto is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Interest is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Interest shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Interest or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) After the First Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Class A Common Shares. If, after the Closing, Certificates or Uncertificated Interests are presented to Parent, the First Surviving Corporation, the Surviving Company, the Final Surviving Company or the Exchange Agent, they shall be canceled and exchanged for the consideration to be paid pursuant to Section 2.03 hereto in accordance with this Agreement, including the procedures set forth in this Article 2.

(g) Prior to the surrender of any applicable Certificate or transfer of any applicable Uncertificated Interest by a holder of Class A Common Shares, no portion of the consideration to be paid pursuant to Section 2.03 hereto shall be paid to such holder in respect of such Certificate or Uncertificated Interest. Notwithstanding the foregoing, none of Parent, Merger Subs, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company, the Exchange Agent or any other Person shall be liable to any holder of Class A Common Shares for any amount properly delivered to a Governmental Authority pursuant to applicable abandoned property, escheat or similar Applicable Laws.

(h) No dividends or other distributions with respect to shares of Parent Common Stock issued in the First Merger shall be paid to the holder of any unsurrendered Certificates or Uncertificated Interests until such Certificates or Uncertificated Interests are surrendered as provided in this Section 2.08. Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the First Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the First Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the First Effective Time.

(i) Any portion of the aggregate Per Share Consideration made available to the Exchange Agent pursuant to Section 2.08(c) that remains unclaimed by the Company Stockholders twelve months after the First Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged its Class A Common Shares for the Per Share Consideration in accordance with Section 2.03 prior to that time shall thereafter look only to Parent and the Final Surviving Company for payment of the Per Share Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent and the Final Surviving Company shall not be liable to any holder of Class A Common Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.09. Closing Calculations; Allocation Schedule.

(a) The Company shall prepare and deliver to Parent in accordance with this Section 2.09, a spreadsheet (the “Allocation Schedule”) which shall set forth all of the following information, as of immediately prior to the First Effective Time:

(i) the Equity Awards Settlement Amount;

(ii) the Aggregate Exercise Price Amount;

(iii) the Per Share Cash Consideration;

(iv) the Per Share Stock Consideration; and

(v) for each Company Stockholder and Equity Award Holder: (A) the name of such Company Stockholder or Equity Award Holder; (B) the number of Series A Preferred Shares held by such Company Stockholder as of immediately prior to the Preferred Conversion (if any); (C) the number of Class A Common Shares, Conversion Shares, Converted Option Shares, Converted RSU Shares, and Converted PSU Shares, as applicable, held by such Company Stockholder or Equity Award Holder as of immediately prior to the First Effective Time; (D) the aggregate number of shares of Parent Common Stock issuable to such Company Stockholder or Equity Award Holder pursuant to Section 2.03; and (E) the aggregate Per Share Cash Consideration payable to such Company Stockholder or Equity Award Holder pursuant to Section 2.03.

(b) The Company shall prepare and deliver to Parent (i) a draft Allocation Schedule not later than five Business Days prior to the Closing Date, which draft shall include the Company’s good faith estimate of all components of the Allocation Schedule as of immediately prior to the First Effective Time, and (ii) a final Allocation Schedule not later than 5:30 p.m. New York time on the Business Day prior to the Closing Date, certified by an officer of the Company on behalf of the Company, setting forth the information requested as of immediately prior to the First Effective Time. The Company shall use good faith efforts to provide to Parent such supporting documentation, information and calculations as are reasonably requested by Parent for it to verify and determine the calculations, amounts and other matters set forth in the Allocation Schedule. Parent shall be entitled to rely on the Allocation Schedule and shall not be liable to the Company or any of its Affiliates (including Affiliates of the Company prior to the First Effective Time) or the Equityholders’ Representative for the accuracy of any payments made in accordance with the Allocation Schedule.

Section 2.10. Withholding.

(a) Each of Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other Applicable Law (and to the extent any deduction or withholding is required, such deduction or withholding may be taken in Parent Common Stock, the value of which for the purpose of such deduction or withholding shall equal its closing price on the NYSE on the Trading Day immediately prior to the Closing Date); provided, that Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company and their respective Affiliates, as applicable, shall use commercially reasonable efforts to provide the Company with a written notice of such Person’s intention to withhold reasonably in advance of any such withholding and shall cooperate with the applicable payee to minimize any such withholding; provided that such Person shall not be required to provide such written notice to the extent such withholding results from the failure of the payee to deliver a Form W-9 or to the extent the payment to such payee is treated as compensation. To the extent that Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company or their respective Affiliates withholds such amounts with respect to any Person, Parent, Merger Sub I, Merger Sub II, Production Company, UnSub, the Company, the First Surviving Corporation, the Surviving Company, the Final Surviving Company or their respective Affiliates shall timely and properly remit such withheld amounts to the applicable Taxing Authority, and such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

Section 2.11. Fractional Shares. The number of shares of Parent Common Stock into which a holder of shares of Class A Common Stock are converted pursuant to this Article 2 shall be rounded down to the nearest whole number of shares of Parent Common Stock. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock will be issued, and if, after aggregating all shares of Parent Common Stock (including fractional shares) that would be issued hereunder to a holder of shares of Class A Common Stock, such aggregate number of shares of Parent Common Stock includes a fraction of a share of Parent Common Stock, no certificates or scrip for any such fractional shares shall be issued hereunder and such holder of shares of Class A Common Stock shall receive an amount in cash equal to the product of (a) such fraction of a share of Parent Common Stock multiplied by (b) the closing price per share of a share of Parent Common Stock on the NYSE on the Trading Day immediately prior to the Closing Date.

Section 2.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the record holder thereof, and delivery of an otherwise duly completed and signed Letter of Transmittal in accordance with Section 2.08 by such record holder, such record holder shall be entitled to receive the consideration to be paid pursuant to Section 2.03 hereto in respect of the Class A Common Shares represented by such Certificate, subject to the conditions set forth in, and otherwise in accordance with, this Agreement and the Letter of Transmittal.

Section 2.13. Corporate Governance Matters. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, Parent shall take all actions (to the extent such actions are permitted by Applicable Law) reasonably necessary to cause (a) the number of directors constituting the Parent Board to be such number as is specified on Section 2.13 of the Company Disclosure Schedule and (b) the individuals set forth on Section 2.13 of the Company Disclosure Schedule (the “Company Designated Directors”) to be appointed as members of the Parent Board, in each case, effective as of the Closing. In the event that any Company Designated Director becomes unwilling or unable to serve on the Parent Board, or if any Company Designated Director shall resign or be removed from the Parent Board, then the individual set forth on Section 2.13 of the Company Disclosure Schedule (the “Company Alternate Director”) shall become a Company Designated Director hereunder in the place of the Company Designated Director who becomes unwilling or unable to serve on the Parent Board, or who resigned or was removed from the Parent Board. Following the Closing, Parent shall take all actions reasonably necessary to (i) ensure that each Company Designated Director is included in the slate of nominees recommended by the Parent Board to the Parent Stockholders for election as directors at the next annual meeting of the Parent Stockholders to occur following the Closing, (ii) ensure that each Company Designated Director is included in the proxy statement prepared by Parent in connection with soliciting proxies at the next annual meeting of Parent Stockholders to occur following the Closing, and at every adjournment or postponement thereof and (iii) appoint the Company Alternate Director to fill any vacancy (but only the first vacancy) resulting from any resignation or removal of any Company Designated Director, to serve on the Parent Board until the expiration of the term applicable to such vacant directorship. Each of the Company Designated Directors shall receive compensation from Parent for his or her service as a director that is consistent with the compensation of other non-employee members of the Parent Board. For the avoidance of doubt, the Equityholders’ Representative shall be entitled to enforce the provisions of this Section 2.13 on behalf of the Company Stockholders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, subject to Section 10.05(a), as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and each Merger Sub that:

Section 3.01. Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and any certificate of formation, bylaws or other organizational documents of any Subsidiaries of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions thereof.

Section 3.02. Subsidiaries. All of the Company’s Subsidiaries and their respective jurisdictions of formation are set forth in Section 3.02 of the Company Disclosure Schedule. Except for the Equity Interests of its Subsidiaries or its Oil and Gas Properties, the Company does not own, directly or indirectly, any Equity Interests, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any such interest, nor is it under any obligation to provide funds to, make any material loan, capital contribution, guarantee, credit enhancement or other material investment in, or assume any liability or obligation of, any Person. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or organizational powers required to carry on its business as now conducted. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such qualification is necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.03. Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the Company’s corporate powers and, subject to the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The (i) affirmative written approval of Bain Capital Credit, LP, together with certain of its affiliated funds (collectively, the “Bain Entities”), of this Agreement and the transactions contemplated hereby pursuant to that certain Letter Agreement dated December 11, 2016 (the “Bain Approval”), (ii) adoption of this Agreement and approval of the transactions contemplated by this Agreement by the holders of a majority of the voting power of the Class A Common Shares and the Series A Preferred Shares (on an “as converted basis”) voting together as a single class (the “Transaction Approval”) and (iii) consent or approval by the holders representing at least sixty (60%) percent of the Series A Preferred Shares, voting separately as a class, to effect the Preferred Conversion (the “Conversion Approval” and together with the Bain Approval and the Transaction Approval, the “Company Stockholder Approval”), are the only approvals of the holders of any of the Company’s capital stock necessary in connection with the consummation of the First Merger. The execution and delivery to Parent and the Company by each Company Key Stockholder of the written consent contemplated by Section 1 of each Company Support Agreement will constitute receipt of the Company Stockholder Approval, including the Bain Approval, the Transaction Approval and the Conversion Approval.

(b) The Company has duly executed and delivered this Agreement and each other Transaction Agreement as to which it is a party, and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Agreements by each of the other parties hereto and thereto, each of this Agreement and each other Transaction Agreement constitutes a valid and binding agreement of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

(c) At a meeting duly called and held on or prior to the date hereof, the members of the Company Board unanimously: (i) determined that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby are fair to, advisable and in the best interests of the Company and the Company Stockholders; (ii) approved, adopted and declared advisable this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby; (iii) directed that this Agreement be submitted to a vote or written action of the Company Stockholders; and (iv) recommended to the Company Stockholders approval of each of the matters requiring the Company Stockholder Approval.

Section 3.04. Governmental Authorization. Other than in connection with or in compliance with (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement, Proxy Statement and the Consent Solicitation Statement, (iii) applicable state securities, takeover and “blue sky” laws, (iv) the HSR Act and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Authority is necessary or required, under Applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements and, upon receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents or any certificate of formation, bylaws or other organizational documents of any Subsidiaries of the Company, (b) assuming compliance with the matters referred to in Section 3.04, violate any Applicable Law in respect of the Company, its Subsidiaries or their respective assets or properties, (c) except as set forth in Section 3.05(c) of the Company Disclosure Schedule, with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.06. Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Class A Common Shares, 50,000,000 Class B Common Shares and 25,000,000 shares of preferred stock, par value $0.001 per share, all of which are designated as Series A Preferred Shares. As of the date hereof, there are outstanding (i) 21,271,937 Class A Common Shares (for the avoidance of doubt, excluding Conversion Shares and Converted Equity Award Shares), (ii) no Class B Common Shares, (iii) 14,949,771 Series A Preferred Shares (including Series A PIK Shares (as defined in the Certificate of Designations)), (iv) Company Options to purchase an aggregate of 682,650 Class A Common Shares and (v) 1,874,041 Class A Common Shares underlying Company RSUs and Company PSUs (assuming all Company PSUs vest in the manner set forth in Section 2.06(c) of the Company Disclosure Schedule). All outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and non-assessable and are free of preemptive rights. Except as set forth in this Section 3.06(a), there are no other outstanding Equity Interests of the Company (all Equity Interests of the Company being “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(b) All of the outstanding Equity Interests of the Company’s Subsidiaries are owned by the Company free and clear of any Lien, other than Permitted Liens. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule or as issued after the date hereof in accordance with Section 5.01, there are no outstanding Equity Interests of any Subsidiary of the Company (all Equity Interests of the Company’s Subsidiaries being “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

(c) Except as disclosed in Section 3.06(c) of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company, any of the Company’s Subsidiaries or, to the Company’s knowledge, any of their respective executive officers or directors is a party with respect to the voting of Company Securities or Company Subsidiary Securities.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of the Company’s Subsidiaries may vote.

Section 3.07. Financial Statements.

(a) The audited consolidated balance sheet as of December 31, 2021 and the related audited consolidated statements of income and cash flows for the year ended December 31, 2021 of the Company and its Subsidiaries (the “Company Audited Financial Statements”) fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended. The unaudited interim consolidated balance sheet as of June 30, 2022 (the “Company Balance Sheet”) and the related unaudited interim consolidated statements of income and cash flows for the six months ended June 30, 2022 of the Company and its Subsidiaries (the “Company Interim Financial Statements”, and together with the Company Audited Financial Statements, the “Company Financial Statements”) fairly present, in all material respects, in conformity with GAAP applicable to interim financial statements applied on a consistent basis with the Company Audited Financial Statements (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the date thereof and their consolidated results of operations and cash flows for the period then ended (subject to normal year-end adjustments).

(b) The Company maintains internal controls over financial reporting. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c) Since the Balance Sheet Date, neither the Company nor any of the Company’s Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company’s Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company’s Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company’s Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.08. Derivative Transactions. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into (i) in accordance with Applicable Laws, (ii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, (iii) with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (iv) to hedge or mitigate risks to which the Company and its Subsidiaries or such customers have or may have (including with respect to commodity prices), and not for speculative purposes.

(b) The Company and its Subsidiaries have duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 3.09. Absence of Certain Changes.

(a) From the Balance Sheet Date to the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) the Company and its Subsidiaries have not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (iii) neither the Company nor any of its Subsidiaries has taken, or agreed or committed to take, any action that, if taken after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 5.01(b)(ii) (including for purposes hereof distributions that would otherwise be permitted pursuant to Section 5.01(b)(ii)(B)), Section 5.01(b)(vi), Section 5.01(b)(vii), Section 5.01(b)(viii), Section 5.01(b)(ix), Section 5.01(b)(xi), Section 5.01(b)(xii), Section 5.01(b)(xiii), Section 5.01(b)(xvii) or Section 5.01(b)(xxi) (solely as it relates to the foregoing).

(b) Since the Balance Sheet Date, there has not been any Company Material Adverse Effect or any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company, other than (a) liabilities provided for in the Company Financial Statements or disclosed in the notes thereto; (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract or Applicable Law) and prior to the date hereof; (c) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Company Disclosure Schedule and (d) other undisclosed liabilities arising after the date hereof which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Material Contracts.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company or any of its Subsidiaries is a party that fall within the following categories and existing as of the date hereof (collectively, the “Company Material Contracts”):

(i) any Contract for the purchase or sale of services, equipment or other assets (other than relating to Oil and Gas Properties) that either (1) provides for annual payments by the Company and/or its Subsidiaries of $300,000 or more; or (2) gives rise to anticipated receipts of more than $300,000 in any calendar year, in each case that cannot be terminated on not more than 90 days’ notice without payment by the Company and/or its Subsidiaries of any material penalty;

(ii) any material partnership, joint venture or other similar agreement or arrangement;

(iii) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company has material ongoing obligations entered into within the three years prior to the date hereof;

(iv) any Contract as obligor or guarantor relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $300,000;

(v) any Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of the Company or any of the Company’s Subsidiaries to (A) compete in any line of business or geographic area or with any Person during any period of time after the Closing or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(vi) any Contract to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Oil and Gas Properties of the Company and its Subsidiaries;

(vii) each Contract for the sale, purchase, exchange or other disposition of Hydrocarbons produced from the Oil and Gas Leases or Wells of the Company and its Subsidiaries;

(viii) each Contract that contains any drilling commitments;

(ix) each Contract for any material Derivative Transaction of the Company or any of its Subsidiaries;

(x) any joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract (or series of related Contracts) requiring the Company or any Subsidiary to make expenditures that would reasonably be expected to be in excess of (x) $1,000,000 in any calendar year or (y) $2,000,000 during the term thereof, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in excess of 5,000 barrels of oil equivalent of Hydrocarbons of the Company and its Subsidiaries per day over a period of one month (calculated on a yearly average basis) and for a term greater than 10 years, except for any Contracts that are terminable without penalty within 90 days;

(xii) each Contract that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal or any similar requirement or right in favor of any third party, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements or unit agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries;

(xiii) each Contract or group of related Contracts reasonably expected to result in Transaction Expenses of more than $100,000; and

(xiv) any Contract that constitutes a seismic, data or geophysical license, agreement or permit.

(b) Each Company Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, and is in full force and effect, and none of the Company, any Subsidiary of the Company or, to the Company’s knowledge, any other party is in default or breach under the terms of any such Company Material Contract, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. Legal Proceedings; Orders. As of the date hereof, except as set forth on Section 3.12 of the Company Disclosure Schedule or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially impair or delay the Company’s consummation of the transactions contemplated by this Agreement, there is no (a) Legal Proceeding pending against, or to the Company’s knowledge, threatened against, any of the Company or its Subsidiaries before any arbitrator or Governmental Authority, or (b) injunction, order, decree, judgment or ruling issued by any arbitrator or Governmental Authority to which any of the Company or its Subsidiaries is subject.

Section 3.13. Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2019, neither the Company nor any of the Company’s Subsidiaries has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for operation of the businesses of the Company and its Subsidiaries, except where the absence of any such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there are no actions or proceedings pending or, to the Company’s knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14. Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

(b) Except with respect to any Oil and Gas Properties, Section 3.14(b) of the Company Disclosure Schedule sets forth a list of (i) all real property owned by the Company or any of its Subsidiaries (each such property, a “Company Owned Real Property”) and (ii) all material real property leased by the Company or any of its Subsidiaries (each such property, a “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for Permitted Liens, neither the Company nor any of its Subsidiaries (i) lease or grant any Person the right to use or occupy all or any part of any Company Owned Real Property or (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a valid leasehold interest in all Company Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens other than Permitted Liens and (ii) each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases of Company Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of (A) the Company or one of its Subsidiaries, as the case may be, and (B) to the Company’s knowledge, each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Company’s knowledge, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Remedies Exception.

(e) As of the date hereof, the Company has not received any written notice that all or any portion of material Company Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

(f) Except for any Permitted Liens, to the Company’s knowledge (i) there are no material contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Company Real Property for its current use and (ii) all structures and other buildings on the Company Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects.

Section 3.15. Surface and Seabed Rights. Each of the Company and its Subsidiaries has such consents, rights-of-way, rights of use easements, fee assets, surface and/or subsurface leases, permits, licenses and servitudes from each Person (collectively, “Rights-of-Way”) as are sufficient in all respects to access, construct, operate, maintain and repair the equipment and facilities related to the Company and its Subsidiaries’ Oil and Gas Properties, and to produce, gather, process and handle, transport, and market Hydrocarbons from or attributable to its and their respective currently-producing Oil and Gas Properties and otherwise to conduct its business in the ordinary course, consistent with past practice, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and is conducting their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All flowlines, risers, umbilicals, gathering lines, transportation facilities, platforms, and facilities operated by the Company and its Subsidiaries (even if on platforms not owned by the Company or any of its Subsidiaries) are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received any written claim for access to any platforms, gathering lines, transportation lines, or other processing, marketing, or production handling facilities, whether under the Outer Continental Shelf Lands Act of 1953, the Interstate Commerce Act, or otherwise. Except as set forth on Section 3.15 of the Company Disclosure Schedule, none of the Oil and Gas Properties of or other pipelines owned by the Company or its Subsidiaries are providing service under or subject to the Interstate Commerce Act, Natural Gas Act, or Natural Gas Policy Act of 1978 nor are the Company or its Subsidiaries or any such Oil and Gas Properties or pipeline subject to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, Natural Gas Act, or Natural Gas Policy Act of 1978.

Section 3.16. Oil and Gas Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) relating to the interests of the Company and its Subsidiaries referred to therein as of December 31, 2021 (the “Company Reserve Report”) and that is expressly described in Section 3.16(a) of the Company Disclosure Schedule or (ii) reflected in the Company Reserve Report or in the Company Financial Statements as having been sold or otherwise disposed of, as of the date of this Agreement, the Company and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, and all other personal property necessary for the operation of the business of the Company as currently conducted, free and clear of any Liens, except for Permitted Liens.

(b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company and its Subsidiaries to the Company Independent Petroleum Engineers relating to the interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company and its Subsidiaries set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth on Section 3.16(c) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed by the Company or any of its Subsidiaries to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases owned or held by the Company or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens owed by the Company or any of its Subsidiaries with respect to their interests in any Oil and Gas Properties have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and (iv) no Person has claimed, asserted in writing or given written notice to the Company or any of its Subsidiaries that the Company’s or any of its Subsidiaries’ interest under any Oil and Gas Lease has not been validly and properly granted to, or is not properly held by, the Company or such Subsidiary.

(d) All proceeds from the sale of Hydrocarbons produced from the material Oil and Gas Properties of the Company and its Subsidiaries are being received by such selling entities in a timely manner, in all material respects, and are not being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither the Company nor any of its Subsidiaries has material obligations by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its material Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery. As of the dates reflected in the Company Disclosure Schedule, and except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has any production, platform, transportation, production handling, processing, plant, or other imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on the Company or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that are not provided for in the capital expenditures budget of the Company set forth on Section 3.16(e) of the Company Disclosure Schedule and for which the Company reasonably anticipates will individually require expenditures after the date hereof of greater than $10,000,000 (net to the interest of the Company and its Subsidiaries).

(f) All currently-producing wells and equipment related to Oil and Gas Properties operated by the Company or any of its Subsidiaries are in an operable state of repair, adequate to maintain operations in accordance with past practice, ordinary wear and tear excepted, in all material respects.

(g) As of the date hereof, neither the Company nor any of its Subsidiaries has failed to elect to participate in (or affirmatively elected not to participate in) any operation or activity with respect to any material Oil and Gas Properties owned or held by it (or them, as applicable) which could result in any of such Person’s interest in such Oil and Gas Properties becoming subject to a penalty, premium or forfeiture as a result of such election not to participate, or lack thereof, in such operation or activity that would be material to the Company and its Subsidiaries, taken as a whole, and is not reflected on the Company Reserve Report.

(h) Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no preferential rights to purchase or required third Person consents with respect to any material Oil and Gas Properties of the Company or any of its Subsidiaries which may become operable as a result of the transactions contemplated by this Agreement.

(i) Section 3.16(i) of the Company Disclosure Schedule lists all bonds, letters of credit, and other similar credit support instruments maintained by the Company or its Subsidiaries with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties.

(j) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all wells included in the Oil and Gas Properties of the Company or its Subsidiaries that were drilled and completed by the Company or its Subsidiaries, and to the knowledge of the Company, all such wells that were not drilled and completed by the Company or its Subsidiaries, have been drilled and completed within the limits permitted by all applicable Oil and Gas Leases, contracts, and pooling or unit agreements. There are no Wells, other equipment or facilities (i) with respect to which the Company or any of its Subsidiaries has received an order from any Governmental Authority requiring that such Well, equipment or facilities be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the knowledge of the Company, other than Wells that have been fully Decommissioned in accordance with all Applicable Laws, there are no dry holes, or shut in or otherwise inactive Wells, equipment or facilities that the Company or any of its Subsidiaries is currently obligated by Applicable Law to Decommission, (iii) that, to the knowledge of the Company, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the knowledge of the Company, that constitute a part of the material Oil and Gas Properties of the Company and its Subsidiaries with respect to which the Company or any of its Subsidiaries has received a written notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned.

(k) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company’s Oil and Gas Properties.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations in connection with the Oil and Gas Properties, and (ii) the Company and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations in connection with the Oil and Gas Properties.

Section 3.17. Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of all material registrations and applications for registration of patents, trademarks, service marks and copyrights included in the Company’s Intellectual Property Rights, in each case as of the date hereof.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, there is no suit, order or proceeding pending against the Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any Person or (ii) challenging the validity or ownership of any registered Intellectual Property Rights included in the Company’s Intellectual Property Rights.

Section 3.18. Labor Relations.

(a) As of the date of this Agreement, (a) none of the Company or any of its Subsidiaries is a party to any Collective Bargaining Agreement, and, to the Company’s knowledge, there is not any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Employee, (b) there is no material labor strike, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries by any Company Employees and (c) there are no material unfair labor practice complaints by any current or former Company Employees pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority.

(b) Section 3.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of the following information for each employee of the Company or its Subsidiaries: name, job title, date of hire, employing entity, salary or hourly rate (as applicable), work location (city, state), Fair Labor Standards Act designation (i.e., “exempt” or “non-exempt”, as applicable), leave status (including nature and duration of any leave), details of any visa or other work authorizations and most recent bonus or commission amounts.

(c) Section 3.18(c) of the Company Disclosure Schedule sets forth, in all material respects, a true, correct, and complete list of each individual independent contractor or consultant directly engaged by the Company or its Subsidiaries (but excluding, for the avoidance of doubt, individuals employed by third-party organizations that are in the business of offering service providers for offshore and/or onshore independent contractor services (“Body Shops”)), including for each individual: name, engaging entity, compensation, expiration date of current contract and a description of the services provided. The individuals listed in Section 3.18(b) and Section 3.18(c) of the Company Disclosure Schedule represents the entirety of the individuals needed to manage and operate the Company and its Subsidiaries as currently managed and operated in all material respects, other than those contracted by the Company or its Subsidiaries through Body Shops.

(d) The Company and its Subsidiaries are in compliance, and for the last three years have been in compliance, with all Applicable Laws with respect to employment and employee relations, including but not limited to, anti-discrimination, anti-retaliation, human rights, civil rights, equal pay, wages, hours, worker classification, affirmative action, plant closings and mass layoffs, recordkeeping, unfair labor practices, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration or the withholding and payment of income taxes, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material suits, charges or administrative proceedings relating to any such Applicable Law are pending or, to the Company’s knowledge, threatened.

(e) The Company and its Subsidiaries have not engaged in any plant closing, mass layoff or other action related to any employee that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988, and has not issued any notice that any such action is to occur in the future.

Section 3.19. Employee Benefit Plans.

(a) Set forth in Section 3.19(a) of the Company Disclosure Schedule is a list as of the date hereof of each Company Benefit Plan. For each Company Benefit Plan, the Company has made available to Parent a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto.

(b) None of the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to any plan that is (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) No Company Benefit Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Company Employee (other than coverage mandated by Applicable Law, including COBRA).

(d) Except as set forth on Section 3.19(d) of the Company Disclosure Schedule, the Company does not have any obligation to gross up, indemnify, or otherwise reimburse any individual for any excise taxes, interest, or penalties incurred under Section 409A of the Code.

(e) Except as expressly provided in this Agreement or as set forth on Section 3.19(c) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any Company Employee to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Company Benefit Plan.

(f) Each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.

(g) Each Company Benefit Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that would not be material to the Company and its Subsidiaries, taken as a whole.

(h) No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Company Benefit Plan before any Governmental Authority.

(i) Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 3.18 and this Section 3.19 constitute the sole and exclusive representations and warranties made by the Company with respect to the Company Employees, Company Benefit Plans and employee and employee benefit matters.

Section 3.20. Environmental Matters.

(a) Except as set forth on Section 3.20(a) of the Company Disclosure Schedule or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the businesses of the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws and possess and are in compliance with all Permits required by all applicable Environmental Laws for the conduct of their respective businesses as currently conducted and all such Permits are in full force and effect, and to the knowledge of the Company, such Permits are not subject to challenge by any Person reasonably expected to result in the revocation or non-renewal of such Permits;

(ii) (A) since January 1, 2019, no written notice, notification, demand, order, request for information, citation, summons, complaint or penalty has been received by the Company or any of its Subsidiaries and (B) there are no, judicial, administrative or other actions, claims, suits or proceedings pending or, to the Company’s knowledge, threatened, in the case of each of (A) and (B), with respect to any matters arising out of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved;

(iii) there has been no Release of Hazardous Substances (A) at, to, or from any property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries or (B) arising from the operations of the Company or any of its Subsidiaries, in the case of each of (A) and (B) the subject of which remains unresolved; and

(iv) the Company has made available to Parent complete and correct copies of all material environmental reports, inspections, assessments, studies, tests, and audits addressing environmental liabilities or obligations under any Environmental Law, Decommissioning obligations, in each case, of the Company or any of its Subsidiaries, and material correspondence with any Governmental Authority regarding the foregoing to the extent such are in the possession of the Company or any of its Subsidiaries.

(b) Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 3.20, along with Section 3.10 and Section 3.23, constitute the sole and exclusive representations and warranties made by the Company with respect to Environmental Laws, Hazardous Substances or any other environmental matters.

Section 3.21. Taxes.

(a) (i) All income and other material Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account extensions of time for filing); (ii) each such Tax Return is true, correct and complete in all material respects; and (iii) all material Taxes owed by the Company or for which the Company is liable that are or have become due have been paid in full.

(b) All Tax withholding and deposit requirements imposed on or with respect to the Company and its Subsidiaries have been satisfied in all material respects, and the Company and its Subsidiaries have complied with all information reporting (and related withholding) and record retention requirements in all material respects.

(c) Neither the Company nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations in respect of any material Taxes.

(d) No Taxing Authority has asserted, proposed or, to the Company’s knowledge, threatened any assessment, deficiency or adjustment with respect to any material Taxes or material Tax Returns of the Company or its Subsidiaries.

(e) No written claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company or one of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(f) No claim, audit, action, suit, proceeding, examination or investigation is being conducted, pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries in respect of any material Tax.

(g) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent), and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. income Tax law) or as a transferee or successor.

(h) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to be governed in whole or in part by Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) There are no Liens for material Taxes on any of the assets of the Company or its Subsidiaries other than Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes).

(l) Neither the Company nor any of its Subsidiaries is a party to a tax receivable agreement.

(m) Neither the Company nor any of its Subsidiaries has taken advantage of any Applicable Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any payment obligation of the Company or any of its Subsidiaries to any Taxing Authority (including any payroll Taxes deferred pursuant to the CARES Act or any similar provision of Applicable Law).

(n) The Company is and has been since formation, properly classified as a corporation for U.S. federal income tax purposes.

(o) Section 3.21(o) of the Company Disclosure Schedule sets forth the U.S. federal income tax classification of each Subsidiary of the Company and the jurisdiction in which each Subsidiary of the Company is formed.

Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 3.18 (to the extent relating to Tax matters), Section 3.19 (to the extent relating to Tax matters), this Section 3.21 and Section 3.22 constitute the sole and exclusive representations and warranties made by the Company with respect to Tax matters.

Section 3.22. Intended Tax Treatment. Neither the Company nor any of its Subsidiaries (a) has taken or agreed to take any action that, or (b) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 7.01(a) not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause the Company to be in breach of this representation. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has provided, or has any intention to provide, any formal written (i) representation, (ii) disclosure or (iii) other advice to the Company Stockholders with respect to the Intended Tax Treatment other than as required by a Governmental Authority.

Section 3.23. Insurance Coverage. The Company has made available to Parent a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. There are no material claims by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 3.24. Opinion of Financial Advisor. The Company Board has received the opinion of Intrepid Partners, LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the aggregate Per Share Consideration is fair to the Company Stockholders from a financial point of view.

Section 3.25. Finders’ Fees. Except for Intrepid Partners, LLC (the fees and expenses of which are reflected in its engagement letter with the Company made available to Parent), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 3.26. Related Party Transactions. Section 3.26 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company, on the other hand, in each case that are in effect on the date of this Agreement (any such Contract of the type described in this sentence, a “Company Related Party Transaction”), other than the Excluded Arrangements. To the Company’s knowledge, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual basis or together with its controlled Affiliates, a more than 5% interest in, or serves as an officer or director or in another similar capacity of, any organization which has a Contract in effect on the date of this Agreement with the Company or any of its Subsidiaries.

Section 3.27. No Additional Representations or Warranties. The Company acknowledges that, except as provided in Article 4 or in the other Transaction Agreements, none of Parent, Production Company, UnSub, any Merger Sub, any Parent Stockholder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any express or implied representation or warranty of any nature whatsoever to the Company or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company. Without limiting the generality of the foregoing, the Company acknowledges that none of Parent, Production Company, UnSub, any Merger Sub, any Parent Stockholder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Company or its Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and its Subsidiaries or the future business and operations of Parent and its Subsidiaries or (ii) any other information or documents made available to the Company or its Affiliates or Representatives with respect to Parent and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in Article 4 or in the other Transaction Agreements.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (x) subject to Section 10.05(b), as disclosed in the Parent SEC Documents filed or furnished with the SEC since January 1, 2021 but prior to the date hereof and publicly available (and excluding any supplement, modification or amendment thereto made after the date hereof), excluding for this purpose the representations and warranties contained in Section 4.01 (Existence and Power), Section 4.02 (Subsidiaries), Section 4.03 (Authorization), Section 4.05 (Non-contravention of Parent Organizational Documents), Section 4.06 (Capitalization), Section 4.25 (Opinion of Financial Advisor) and Section 4.26 (Finders’ Fees), or (y) subject to Section 10.05(a), as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 4.01. Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.02. Subsidiaries. All of Parent’s Subsidiaries (including Production Company, UnSub, Merger Sub I and Merger Sub II) and their respective jurisdictions of formation are set forth in Section 4.02 of the Parent Disclosure Schedule. Except for the Equity Interests of its Subsidiaries or its Oil and Gas Properties, Parent does not own, directly or indirectly, any Equity Interests, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any such interest, nor is it under any obligation to provide funds to, make any material loan, capital contribution, guarantee, credit enhancement or other material investment in, or assume any liability or obligation of, any Person. Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or organizational powers required to carry on its business as now conducted. Each of Parent’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such qualification is necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.03. Authorization.

(a) The execution, delivery and performance by Parent, Production Company, UnSub and Merger Subs of this Agreement and each other Transaction Agreement to which they are a party and the consummation of the transactions contemplated hereby and thereby are within the organizational powers of each of Parent, Production Company, UnSub and Merger Subs and, subject to the Parent Stockholder Approval, have been duly authorized by all necessary organizational action on the part of Parent, Production Company, UnSub and Merger Subs. The affirmative vote of holders of a majority of the shares of Parent Common Stock having voting power present in person or represented by proxy at the Special Meeting to approve the Transaction Proposal (the “Parent Stockholder Approval”), assuming a quorum is present, is the only vote of any of Parent’s capital stock required in connection with the entry by Parent into this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) Each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II has duly executed and delivered this Agreement and each other Transaction Agreement as to which it is a party, and, assuming the due authorization, execution and delivery of this Agreement and the other Transaction Agreements by each of the other parties hereto and thereto, each of this Agreement and the other Transaction Agreements constitutes a valid and binding agreement of each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II, subject to the Remedies Exception.

(c) At a meeting duly called and held on or prior to the date hereof, the members of the Parent Board unanimously (i) determined that this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, are fair to, advisable and in the best interests of Parent and the Parent Stockholders, (ii) approved, adopted and declared advisable this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby, (iii) directed that this Agreement be submitted to a vote of the Parent Stockholders and (iv) recommended to the Parent Stockholders approval of each of the matters requiring the Parent Stockholder Approval.

Section 4.04. Governmental Authorization. Other than (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, (ii) the Securities Act and the Exchange Act, including the filing with the SEC of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement, (iii) applicable state securities, takeover and “blue sky” laws, (iv) the HSR Act and (v) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Authority is necessary or required, under Applicable Law, for the consummation by Parent, Production Company, UnSub or Merger Subs of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.05. Non-Contravention. The execution, delivery and performance by Parent, Production Company, UnSub and Merger Subs of this Agreement and the other Transaction Agreements and, upon receipt of the Parent Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents or any certificate of formation, bylaws or other organizational documents of any Subsidiaries of Parent, (b) assuming compliance with the matters referred to in Section 4.04, violate any Applicable Law in respect of Parent, Production Company, UnSub, Merger Subs or their respective assets or properties, (c) except as set forth in Section 4.05(c) of the Parent Disclosure Schedule, with or without notice, lapse of time or both, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries or to a loss of any benefit to which Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any Parent Material Contract or (d) result in the creation or imposition of any Lien on any asset of Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.06. Capitalization.

(a) The authorized capital stock of Parent consists of 270,000,000 shares of Parent Common Stock and 30,000,000 preferred stock, $0.01 par value per share, of which 110,000 shares are designated as Series A Convertible Preferred Stock. As of the date hereof, there are outstanding (i) 82,569,961 shares of Parent Common Stock, (ii) no shares of Parent’s preferred stock, (iii) 3,249,796 shares of Parent Common Stock underlying Parent RSUs and (iv) 653,075 shares of Parent Common Stock underlying Parent PSUs at the applicable target amount. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, are fully paid and non-assessable and free of preemptive rights. Except as set forth in this Section 4.06(a) or as issued after the date hereof in accordance with Section 5.02, there are no other outstanding Equity Interests of Parent (all Equity Interests of the Parent being “Parent Securities”). There are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(b) All of the outstanding Equity Interests of Parent’s Subsidiaries are owned by Parent free and clear of any Lien, other than Permitted Liens. Except as set forth in Section 4.06(b) of the Parent Disclosure Schedule, there are no outstanding Equity Interests of any Subsidiary of Parent (all Equity Interests of the Parent’s Subsidiaries being “Parent Subsidiary Securities”). There are no outstanding obligations of the Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities.

(c) Except as disclosed in Section 4.06(c) of the Parent Disclosure Schedule, there are no voting trusts or other agreements or understandings to which Parent, any of Parent’s Subsidiaries or, to Parent’s knowledge, any of their respective executive officers or directors is a party with respect to the voting of Parent Securities or Parent Subsidiary Securities.

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any of Parent’s Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Parent or any of Parent’s Subsidiaries may vote.

Section 4.07. SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit) required to have been filed with or furnished to the SEC by Parent or any of Parent’s Subsidiaries since January 1, 2019 (the “Parent SEC Documents”) have been timely filed or furnished, as the case may be. As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) were fairly presented, in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements were subject to normal and recurring year-end adjustments). For purposes of this Agreement, “Parent Balance Sheet” means that unaudited interim consolidated balance sheet of the Parent and its consolidated Subsidiaries as of June 30, 2022 set forth in the Parent’s Quarterly Report on Form 10-Q filed with the SEC on August 5, 2022.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Parent’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and the audit committee of Parent’s Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since January 1, 2019, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(d) Since the Balance Sheet Date, neither Parent nor any of Parent’s Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of Parent’s Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of Parent’s Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of Parent’s Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.08. Derivative Transactions. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) All Derivative Transactions entered into by Parent or any of its Subsidiaries or for the account of any of its customers were entered into (i) in accordance with Applicable Laws, (ii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and its Subsidiaries, (iii) were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (iv) to hedge or mitigate risks to which Parent and its Subsidiaries or such customers have or may have (including with respect to commodity prices), and not for speculative purposes.

(b) Parent and its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 4.09. Absence of Certain Changes.

(a) From the Balance Sheet Date to the date of this Agreement, (i) the businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects, (ii) Parent and its Subsidiaries have not suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (iii) neither Parent nor any of its Subsidiaries has taken, or agreed or committed to take, any action that, if taken after the date of this Agreement, would (without the Company’s prior written consent) have constituted a breach of any of the covenants set forth in Section 5.02(b)(ii) (including for purposes hereof distributions that would otherwise be permitted pursuant to Section 5.02(b)(ii)(B)), Section 5.02(b)(iv), Section 5.02(b)(v), Section 5.02(b)(vi), Section 5.02(b)(vii), Section 5.02(b)(ix), Section 5.02(b)(x), Section 5.02(b)(xi), Section 5.02(b)(xiii) or Section 5.02(b)(xv) (solely as it relates to the foregoing).

(b) Since the Balance Sheet Date, there has not been any Parent Material Adverse Effect or any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10. No Undisclosed Material Liabilities. There are no liabilities of Parent or any of its Subsidiaries that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of Parent, other than (a) liabilities provided for in the Parent SEC Documents, (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract or Applicable Law) and prior to the date hereof; (c) liabilities incurred in connection with the transactions contemplated by this Agreement or disclosed in the Parent Disclosure Schedule, and (d) other undisclosed liabilities arising after the date hereof which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11. Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the Exchange Act have been so filed as of the date hereof, and no such Contract has been amended or modified (or further amended or modified, as applicable) since the date such Contract or amendment was filed.

(b) Other than the Contracts described in clause (a) above which were filed in an unredacted form, Section 4.11(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of Contracts to which Parent or any of its Subsidiaries is a party that fall within the following categories and existing as of the date hereof (collectively, the “Parent Material Contracts”):

(i) any Contract for the purchase or sale of services, equipment or other assets (other than relating to Oil and Gas Properties) that either (1) provides for annual payments by Parent and/or its Subsidiaries of $500,000 or more; or (2) gives rise to anticipated receipts of more than $500,000 in any calendar year, in each case that cannot be terminated on not more than 90 days’ notice without payment by the Parent and/or its Subsidiaries of any material penalty;

(ii) any material partnership, joint venture or other similar agreement or arrangement;

(iii) any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Parent has material ongoing obligations entered into within the three years prior to the date hereof;

(iv) any Contract as obligor or guarantor relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $500,000;

(v) any Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of Parent or any of Parent’s Subsidiaries (including the Company and the Company’s Subsidiaries following the Closing) to (A) compete in any line of business or geographic area or with any Person during any period of time after the Closing or (B) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties;

(vi) any Contract to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Oil and Gas Properties of Parent and its Subsidiaries;

(vii) each Contract for the sale, purchase, exchange or other disposition of Hydrocarbons produced from the Oil and Gas Leases or Wells of Parent and its Subsidiaries;

(viii) each Contract that contains any drilling commitments;

(ix) each Contract for any material Derivative Transaction of Parent or any of its Subsidiaries;

(x) any joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar Contract (or series of related Contracts) requiring Parent or any Subsidiary to make expenditures that would reasonably be expected to be in excess of (A) $1,500,000 in any calendar year or (B) $3,000,000 during the term thereof, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(xi) any Contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in excess of 5,000 barrels of oil equivalent of Hydrocarbons of Parent and its Subsidiaries per day over a period of one month (calculated on a yearly average basis) and for a term greater than 10 years, except for any Contracts that are terminable without penalty within 90 days;

(xii) each Contract that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal or any similar requirement or right in favor of any third party, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements or unit agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries; and

(xiii) any Contract that constitutes a seismic, data or geophysical license, agreement or permit.

(c) Each Parent Material Contract is a valid and binding agreement of Parent or one of its Subsidiaries, and is in full force and effect, and none of Parent, any Subsidiary of Parent or, to Parent’s knowledge, any other party is in default or breach under the terms of any such Parent Material Contract, except for any such defaults or breaches which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.12. Legal Proceedings; Orders. As of the date hereof, except as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or prevent or materially impair or delay Parent’s, Production Company’s, UnSub’s or Merger Subs’ consummation of the transactions contemplated by this Agreement, there is no (a) Legal Proceeding pending against, or to Parent’s knowledge, threatened against Parent, Production Company, UnSub, any Merger Sub or any of their respective Affiliates before any arbitrator or Governmental Authority or (b) injunction, order, decree, judgment or ruling issued by any arbitrator or Governmental Authority to which Parent, Production Company, UnSub, any Merger Sub or any of their respective Affiliates is subject.

Section 4.13. Compliance with Laws; Permits.

(a) Parent and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2019, neither Parent nor any of Parent’s Subsidiaries has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries hold all Permits necessary for operation of the businesses of Parent and its Subsidiaries, except where the absence of any such Permit would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there are no actions or proceedings pending or, to Parent’s knowledge, threatened which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) (i) Each of Parent and Parent’s Subsidiaries and, to the Parent’s knowledge, its and their respective directors and officers, is in compliance in all material respects with the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) Parent is in compliance in all material respects with the listing and corporate governance rules and regulations of the NYSE, in each case in the foregoing clauses Section 4.14(b)(i) and Section 4.14(b)(ii) as such provisions, rules and regulations are applicable to such Person.

Section 4.14. Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Parent Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business, free and clear of all Liens other than Permitted Liens.

(b) Except with respect to any Oil and Gas Properties, Section 4.14(b) of the Parent Disclosure Schedule sets forth a list of (i) all real property owned by Parent or any of its Subsidiaries (each such property, a “Parent Owned Real Property”) and (ii) all material real property leased by Parent or any of its Subsidiaries (each such property, a “Parent Leased Real Property” and together with the Parent Owned Real Property, the “Parent Real Property”).

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except for Permitted Liens, neither Parent nor any of its Subsidiaries: (i) lease or grant any Person the right to use or occupy all or any part of any Parent Owned Real Property, or (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i)Parent or one of its Subsidiaries has a valid leasehold interest in all Parent Leased Real Property, in each case as to such leasehold interest, free and clear of all Liens other than Permitted Liens and (ii) each of Parent and its Subsidiaries is in compliance in all material respects with the terms of all leases of Parent Leased Real Property to which it is a party and under which it is in occupancy, and each such lease is a legal, valid and binding agreement of (A) Parent or its Subsidiary, as the case may be, and (B) to Parent’s knowledge, each other party thereto, enforceable against Parent or such Subsidiary, as the case may be, and, to the Parent’s knowledge, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Remedies Exception.

(e) Except as set forth on Section 4.14(e) of the Parent Disclosure Schedule, as of the date hereof, Parent has not received any written notice that all or any portion of material Parent Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

(f) Except for any Permitted Liens and as set forth in Section 4.14(f) of the Parent Disclosure Schedule, to Parent’s knowledge (i) there are no material contractual or legal restrictions that prevent Parent or any of its Subsidiaries from using any Parent Real Property for its current use, and (ii) all structures and other buildings on the Parent Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects.

Section 4.15. Surface and Seabed Rights. Each of Parent and its Subsidiaries has such Rights-of-Way as are sufficient in all respects to access, construct, operate, maintain and repair the equipment and facilities related to Parent and its Subsidiaries’ Oil and Gas Properties, and to produce, gather, process and handle, transport, and market Hydrocarbons from or attributable to its and their respective currently-producing Oil and Gas Properties and otherwise to conduct its business in the ordinary course, consistent with past practice, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and is conducting their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All flowlines, risers, umbilicals, gathering lines, transportation facilities, platforms, and facilities operated by Parent and its Subsidiaries (even if on platforms not owned by Parent or any of its Subsidiaries) are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its

Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has not received any written claim for access to any platforms, gathering lines, transportation lines, or other processing, marketing, or production handling facilities, whether under the Outer Continental Shelf Lands Act of 1953, the Interstate Commerce Act, or otherwise. None of the Oil and Gas Properties of or other pipelines owned by Parent or its Subsidiaries are providing service under or subject to the Interstate Commerce Act, Natural Gas Act or Natural Gas Policy Act of 1978 nor are Parent or its Subsidiaries or any such Oil and Gas Properties or pipeline subject to the jurisdiction of the Federal Energy Regulatory Commission pursuant to the Interstate Commerce Act, Natural Gas Act, or Natural Gas Policy Act of 1978.

Section 4.16. Oil and Gas Matters.

(a) Except as would not reasonably be expected to have a Parent Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the date of the audit letter prepared by Netherland, Sewell & Associates, Inc. (the “Parent Independent Petroleum Engineers”) relating to the interests of Parent and its Subsidiaries referred to therein as of December 31, 2021 (the “Parent Reserve Report”) and that is expressly described in Section 4.16(a) of the Parent Disclosure Schedule or (ii) reflected in the Parent Reserve Report or in the other Parent SEC Documents as having been sold or otherwise disposed of, as of the date of this Agreement, Parent and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and its Subsidiaries, and all other personal property necessary for the operation of the business of Parent as currently conducted, free and clear of any Liens, except for Permitted Liens.

(b) Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data supplied by Parent and its Subsidiaries to the Parent Independent Petroleum Engineers relating to the interests referred to in the Parent Reserve Report, by or on behalf of Parent and its Subsidiaries in connection with the preparation of the Parent Reserve Report was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the oil and gas reserve estimates of Parent and its Subsidiaries set forth in the Parent Reserve Report prepared by the Parent Independent Petroleum Engineers are derived from estimates of proved reserves and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The estimates of proved reserves used by Parent and Parent’s Subsidiaries in connection with the preparation of the Parent Reserve Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC, and the estimates of proved reserves provided to the Parent Independent Petroleum Engineers in connection with the preparation of the Parent Reserves Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed by Parent or any of its Subsidiaries to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases owned or held by Parent or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens owed by Parent or any of its Subsidiaries with respect to the their interests in any Oil and Gas Properties have been timely and properly paid, (iii) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries and (iv) no Person has claimed, asserted in writing or given written notice to Parent or any of its Subsidiaries that Parent’s or any of its Subsidiaries’ interest under any Oil and Gas Lease has not been validly and properly granted to, or is not properly held by, Parent or such Subsidiary.

(d) Except as set forth in Section 4.16(d) of the Parent Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries are being received by such selling entities in a timely manner, in all material respects, and are not being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Parent nor any of its Subsidiaries has material obligations by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery. As of the dates reflected in the Parent Disclosure Schedule, except as would not be material to the Company and its Subsidiaries, taken as a whole, neither Parent nor any of its Subsidiaries has any production, platform, transportation, production handling, processing, plant, or other imbalance, and no Person has given notice that any such imbalance constitutes all of the relevant Person’s ultimately recoverable reserves from a balancing area.

(e) As of the date of this Agreement, there are no authorizations for expenditure or other commitments to make capital expenditures (or series of related authorizations for expenditure or commitments) binding on Parent or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties that are not provided for in the capital expenditures budget of Parent set forth on Section 4.16(e) of the Parent Disclosure Schedule and for which Parent reasonably anticipates will individually require expenditures after the date hereof of greater than $30,000,000 (net to the interest of Parent and its Subsidiaries).

(f) All currently-producing wells and equipment related to Oil and Gas Properties operated by Parent or any of its Subsidiaries are in an operable state of repair, adequate to maintain operations in accordance with past practice, ordinary wear and tear excepted, in all material respects.

(g) As of the date hereof, neither Parent nor any of its Subsidiaries has failed to elect to participate in (or affirmatively elected not to participate in) any operation or activity with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) which could result in any of such Person’s interest in such Oil and Gas Properties becoming subject to a penalty, premium or forfeiture as a result of such election not to participate, or lack thereof, in such operation or activity that would be material to Parent and its Subsidiaries, taken as a whole, and is not reflected on the Parent Reserve Report.

(h) Except as set forth in Section 4.16(h) of the Parent Disclosure Schedule or as would not be material to the Company and its Subsidiaries, taken as a whole,, there are no preferential rights to purchase or required third Person consents with respect to any material Oil and Gas Properties of Parent or any of its Subsidiaries which may become operable as a result of the transactions contemplated by this Agreement.

(i) Section 4.16(i) of the Parent Disclosure Schedule lists all bonds, letters of credit, and other similar credit support instruments maintained by Parent or its Subsidiaries with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties.

(j) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all wells included in the Oil and Gas Properties of Parent or its Subsidiaries that were drilled and completed by Parent or its Subsidiaries, and to the knowledge of Parent, all such wells that were not drilled and completed by Parent or its Subsidiaries, have been drilled and completed within the limits permitted by all applicable Oil and Gas Leases, contracts, and pooling or unit agreements. Except as described in Section 4.16(h) of the Parent Disclosure Schedule, there are no Wells, other equipment or facilities (i) with respect to which Parent or any Parent Subsidiary has received an order from any Governmental Authority requiring that such Well, equipment or facilities be plugged and abandoned that has not been plugged and abandoned, (ii) that, to the knowledge of Parent, other than Wells that have been fully Decommissioned in accordance with all Applicable Laws, there are no dry holes, or shut in or otherwise inactive Wells, equipment or facilities that Parent or any of its Subsidiaries is currently obligated by Applicable Law to Decommission, (iii) that, to the knowledge of Parent, have been or are required to be plugged and abandoned but have not been plugged in accordance with applicable Laws or (iv) to the knowledge of Parent, with respect to which Parent or any Parent Subsidiary has any Decommissioning obligations that are required to have been performed and which have not been performed in accordance with Applicable Laws.

(k) Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, there does not exist any pending or, to the knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of Parent’s Oil and Gas Properties.

(l) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations in connection with the Oil and Gas Properties, and (ii) Parent and its Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations in connection with the Oil and Gas Properties.

Section 4.17. Intellectual Property.

(a) Section 4.17(a) of the Parent Disclosure Schedule contains a list of all material registrations and applications for registration of patents, trademarks, service marks and copyrights included in Parent’s Intellectual Property Rights, in each case as of the date hereof.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to Parent’s knowledge, there is no suit, order or proceeding pending against Parent or any of its Subsidiaries (i) alleging that Parent or any of its Subsidiaries is infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any Person or (ii) challenging the validity or ownership of any registered Intellectual Property Rights included in Parent’s Intellectual Property Rights.

Section 4.18. Labor Relations.

(a) As of the date of this Agreement, (a) none of Parent or any of its Subsidiaries is a party to any Collective Bargaining Agreement, and, to Parent’s knowledge, there is not any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Parent Employee; (b) there is no material labor strike, slowdown or stoppage pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries by any Parent Employee; and (c) there are no material unfair labor practice complaints by any current or former Parent Employee pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries before any Governmental Authority.

(b) Parent and its Subsidiaries are in compliance, and for the last three years have been in compliance, with all Applicable Laws with respect to employment and employee relations, including but not limited to, anti-discrimination, anti-retaliation, human rights, civil rights, equal pay, wages, hours, worker classification, affirmative action, plant closings and mass layoffs, recordkeeping, unfair labor practices, collective bargaining and labor relations, occupational safety and health, workers’ compensation, immigration or the withholding and payment of income taxes, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No material suits, charges or administrative proceedings relating to any such Applicable Law are pending or, to Parent’s knowledge, threatened.

(c) Parent and its Subsidiaries have not engaged in any plant closing, mass layoff or other action related to any employee that has resulted or could result in liability under the Worker Adjustment and Retraining Notification Act of 1988, and has not issued any notice that any such action is to occur in the future.

Section 4.19. Employee Benefit Plans.

(a) Set forth in Section 4.19(a) of the Parent Disclosure Schedule is a list as of the date hereof of each Parent Benefit Plan. For each Parent Benefit Plan, Parent has made available to the Company a copy of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto.

(b) None of Parent nor any of its ERISA Affiliates sponsors, maintains or contributes to any plan that is (i) subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) No Parent Benefit Plan provides any post-retirement medical, dental or life insurance benefits to any current or former Parent Employee (other than coverage mandated by Applicable Law, including COBRA).

(d) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any Parent Employee to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Parent Benefit Plan.

(e) Each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired.

(f) Each Parent Benefit Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code, except for failures to comply that would not be material to Parent and its Subsidiaries, taken as a whole.

(g) No material action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to Parent’s knowledge, is threatened against or threatened to involve, any Parent Benefit Plan before any Governmental Authority.

(h) Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 4.18 and this Section 4.19 constitute the sole and exclusive representations and warranties made by the Parent with respect to the Parent Employees, Parent Benefit Plans and employee and employee benefit matters.

Section 4.20. Environmental Matters.

(a) Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) the businesses of Parent and its Subsidiaries are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws and possess and are in compliance with all Permits required by all applicable Environmental Laws for the conduct of their respective businesses as currently conducted and all such Permits are in full force and effect, and to the knowledge of Parent, such Permits are not subject to challenge by any Person reasonably expected to result in the revocation or non-renewal of such Permits;

(ii) (A) since January 1, 2019, no written notice, notification, demand, order, request for information, citation, summons, complaint or penalty has been received by Parent or any of its Subsidiaries and (B) there are no judicial, administrative or other actions, claims, suits or proceedings pending or, to Parent’s knowledge, threatened, in the case of each of (A) and (B), with respect to any matters arising out of any Environmental Law that has not been settled, dismissed, paid or otherwise resolved;

(iii) there has been no Release of Hazardous Substances (A) at, to, or from any property currently or, to the knowledge of Parent, formerly owned or operated by Parent or any of its Subsidiaries or (B) arising from the operations of Parent or any of its Subsidiaries, in the case of each of (A) and (B) the subject of which remains unresolved; and

(iv) Parent has made available to the Company complete and correct copies of all material environmental reports, inspections, assessments, studies, tests, and audits addressing environmental liabilities or obligations under any Environmental Law, Decommissioning obligations, in each case, of Parent or any of its Subsidiaries, and material correspondence with any Governmental Authority regarding the foregoing to the extent such are in the possession of Parent or any of its Subsidiaries.

(b) Notwithstanding any other provisions of this Agreement, the representations and warranties in this Section 4.20, along with Section 4.10 and Section 4.23, constitute the sole and exclusive representations and warranties made by Parent with respect to Environmental Laws, Hazardous Substances or any other environmental matters.

Section 4.21. Taxes.

(a) (i) All income and other material Tax Returns that are required to be filed by or with respect to Parent and its Subsidiaries have been timely filed (taking into account extensions of time for filing); (ii) each such Tax Return is true, correct and complete in all material respects; and (iii) all material Taxes owed by the Company or for which the Company is liable that are or have become due have been paid in full.

(b) All Tax withholding and deposit requirements imposed on or with respect to Parent and its Subsidiaries have been satisfied in all material respects, and Parent and its Subsidiaries have complied with all information reporting (and related withholding) and record retention requirements in all material respects.

(c) Neither Parent nor any of its Subsidiaries has entered into a written agreement waiving or extending any statute of limitations in respect of any material Taxes.

(d) No Taxing Authority has asserted, proposed or, to Parent’s knowledge, threatened any assessment, deficiency or adjustment with respect to any material Taxes or material Tax Returns of Parent or its Subsidiaries.

(e) No written claim or nexus inquiry has been made by a Taxing Authority in a jurisdiction where neither Parent nor any of its Subsidiaries file Tax Returns that Parent or one of its Subsidiaries is or may be subject to taxation by such jurisdiction.

(f) No claim, audit, action, suit, proceeding, examination or investigation is being conducted, pending or, to the knowledge of Parent, threatened with respect to Parent or its Subsidiaries in respect of any material Tax.

(g) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Parent is the common parent), and neither Parent nor any of its Subsidiaries has any liability for the Taxes of any Person other than Parent or any of its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. income Tax law) or as a transferee or successor.

(h) Neither Parent nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) There are no Liens for material Taxes on any of the assets of Parent or its Subsidiaries other than Permitted Liens.

(j) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes).

(k) Neither Parent nor any of its Subsidiaries is a party to a tax receivable agreement.

(l) Parent and Merger Sub I are, and have been since formation, properly classified as corporations for U.S. federal income tax purposes, and Merger Sub II is, and has been since formation, properly classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes in accordance with Treasury Regulations Section 301.7701-3.

(m) Neither Parent nor any of its Subsidiaries has taken advantage of any Applicable Law enacted in connection with COVID-19 that has the result of temporarily reducing (or temporarily delaying the due date of) any payment obligation of Parent or any of its Subsidiaries to any Taxing Authority (including any payroll Taxes deferred pursuant to the CARES Act or any similar provision of Applicable Law).

Notwithstanding any other provisions of this Agreement, the representations and warranties in Section 4.18 (to the extent relating to Tax matters) Section 4.19 (to the extent relating to Tax matters), this Section 4.21 and Section 4.22 constitute the sole and exclusive representations and warranties made by Parent with respect to Tax matters.

Section 4.22. Intended Tax Treatment. Neither Parent nor any of its Subsidiaries (a) has taken or agreed to take any action that or (b) has failed to take or agreed not to take any action if the failure to take such action, in each case, could reasonably be expected to result in the covenants set forth in Section 7.01(a) not being satisfied, provided that taking any action expressly required or contemplated by this Agreement shall not cause Parent to be in breach of this representation. As of the date of this Agreement, neither Parent nor any of its Subsidiaries has knowledge of any fact or circumstance that could reasonably be expected to prevent the First Merger and the Second Merger from qualifying for the Intended Tax Treatment.

Section 4.23. Insurance Coverage. Parent has made available to the Company a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Parent and its Subsidiaries. There are no material claims by Parent or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights, other than ordinary course reservations of rights.

Section 4.24. Financing. Parent has, and will have at all times prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of all amounts to be paid by Parent or its Subsidiaries pursuant to this Agreement.

Section 4.25. Opinion of Financial Advisor. The Parent Board has received the opinion of J.P. Morgan Securities LLC, financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the aggregate Per Share Consideration is fair to Parent from a financial point of view.

Section 4.26. Finders’ Fees. Except for J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. (the fees and expenses of which are reflected in their respective engagement letters with Parent made available to the Company), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries who might be entitled to any fee or commission from Parent, Production Company, UnSub, any Merger Sub or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.27. Related Party Transactions. Except as disclosed in the Parent SEC Documents, there is no material Contract between Parent or any of its Subsidiaries, on the one hand, and any Related Party of Parent, on the other hand.

Section 4.28. No Other Representations or Warranties. Each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II acknowledges that, except as provided in Article 3 or in the other Transaction Agreements, none of the Company, any Company Stockholder, any Equity Award Holder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any express or implied representation or warranty of any nature whatsoever to Parent, Production Company, UnSub, any Merger Sub or any of their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent, Production Company, UnSub or any Merger Sub. Without limiting the generality of the foregoing, each of Parent, Production Company, UnSub, Merger Sub I and Merger Sub II acknowledges that none of the Company, any Company Stockholder, any Equity Award Holder or any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent, Production Company, UnSub, any Merger Sub or their respective Affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Parent, Production Company, UnSub, any Merger Sub or their respective Affiliates or Representatives with respect to the Company and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in Article 3 or in the other Transaction Agreements.

ARTICLE 5

COVENANTS

Section 5.01. Pre-Closing Conduct of the Company.

(a) From the date of this Agreement until the Closing Date, except (w) as otherwise expressly contemplated by this Agreement, (x) required by any Applicable Law or any Governmental Authority, (y) as set forth in Section 5.01 of the Company Disclosure Schedule or (z) with the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall use commercially reasonable efforts to (A) conduct their businesses in all material respects in the ordinary course consistent with past practice and keep available in all material respects the services of their current officers, employees, and consultants and (B) preserve intact their current business organizations; provided that this Section 5.01(a) shall not prohibit the Company or any of its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (I) the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the ordinary course or that is not consistent with past practice, the Company shall consult with Parent and consider in good faith the views of Parent regarding any such proposed action, unless clause (II) of this proviso also applies, in which case no such prior consultation shall be required, or (II) an emergency condition that presents a significant risk of imminent harm to human health, any material property or asset or the environment; provided, further, however, that the Company shall, as promptly as reasonably practicable, inform Parent of such condition and any such actions taken pursuant to this clause (II).

(b) From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, required by Applicable Law, authorizations, Permits, licenses or any Governmental Authority, as set forth in Section 5.01 of the Company Disclosure Schedule or with the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not:

(i) amend (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent organizational documents of the Company or any of its Subsidiaries;

(ii) (A) split, combine or reclassify any Company Securities or Company Subsidiary Securities, (B) declare, set aside or pay any dividend or other distribution, other than cash dividends or other cash distributions (x) by the Company’s wholly owned Subsidiaries to the Company, (y) payable to holders of Series A Preferred Shares pursuant to the Certificate of Designations, or (z) payable to holders of Series A Preferred Shares pursuant to Section 2.04; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Security or Company Subsidiary Security or as contemplated or permitted by the terms of any Company Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Company Equity Award on the date hereof or issued in accordance with this Agreement);

(iii) except for (A) issuances of Class A Common Shares in respect of any exercise of Company Options or settlement of any Company RSU or Company PSU outstanding on the date hereof or issued in accordance with this Agreement, (B) Class A Common Shares issued pursuant to the exercise of Company Options or settlement of any Company RSU or Company PSU, including, in each case, to effectuate exercise or the withholding of Taxes and (C) transactions solely between or among the Company and its wholly-owned Subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Company Securities or any Company Subsidiary Securities;

(iv) except as required by the terms of any Company Benefit Plan or Applicable Law or to facilitate or in contemplation of the transactions contemplated by Section 2.06 of this Agreement, (A) enter into, adopt or terminate any material Company Benefit Plan, other than entering into employment agreements or offer letters in the ordinary course of business that can be terminated within thirty (30) days without penalty or payment of severance, (B) amend any Company Benefit Plan, other than amendments in the ordinary course of business (including, for the avoidance of doubt, annual renewals of welfare benefit plans) that do not materially increase the cost to the Company of maintaining such Company Benefit Plan, (C) increase the compensation payable to any current or former employee, officer, director or individual independent contractor, except in the ordinary course of business consistent with past practice in respect of employees whose annual base salary is less than $200,000, (D) grant or award any severance or termination pay, bonuses, equity or equity-based awards, retention or incentive compensation, to any current or former employee, officer, director or individual independent contractor, except in respect of employees whose annual base salary is less than $200,000, or (E) hire or terminate the employment of any employee with an annual base salary greater than or equal to $200,000, other than terminations for cause;

(v) enter into or amend any Collective Bargaining Agreement;

(vi) (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among the Company and its wholly-owned Subsidiaries or between or among wholly-owned Subsidiaries of the Company, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts and with an aggregate purchase price of not more than $5,000,000 (inclusive of any assumed indebtedness for borrowed money) (other than in the case of inventory) or (3) acquisitions where no Indebtedness is assumed and for which the consideration is equal to or less than $5,000,000 (for any single transaction) or $15,000,000 in the aggregate for all such transactions;

(vii) consummate any plan of complete or partial liquidation or dissolution of the Company or any of the Company’s Subsidiaries, or a restructuring, recapitalization or other reorganization of the Company or any of the Company’s Subsidiaries;

(viii) make capital expenditures that are in the aggregate greater than the aggregate amount of capital expenditures set forth on Section 5.01(b)(viii) of the Company Disclosure Schedule, except to the extent such expenditures are specifically further described on Section 5.01(b)(viii) of the Company Disclosure Schedule, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(ix) sell, lease, farmout, license, transfer, exchange or otherwise dispose of any of its assets or properties, other than (A) pursuant to a Contract of the Company or any of the Company’s Subsidiaries in effect on the date of this Agreement and listed in Section 5.01(b)(ix) of the Company Disclosure Schedule, (B) among the Company and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of the Company, (C) sales, leases, exchanges or dispositions for which the consideration (or fair value if the consideration is non-cash) of less than $20,000,000 (for any individual transaction) or $50,000,000 (in the aggregate for all such transactions), (D) sales of Hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment, (F) the expiration of any Oil and Gas Lease in accordance with its terms and in the ordinary course of business consistent with past practice or (G) farmouts in the ordinary course of business consistent with past practice;

(x) fail to maintain material Intellectual Property Rights owned by the Company or any of the Company’s Subsidiaries, or fail to maintain rights in material Intellectual Property Rights, in the ordinary course of business, provided that the foregoing shall not require the Company or any of the Company’s Subsidiaries to take any action to alter the terms of any license or other Contract with respect to Intellectual Property Rights;

(xi) (A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date hereof or (2) Permitted Liens, (B) incur, create, assume (including pursuant to an acquisition permitted by Section 5.01(b)(vi)) or guarantee any Indebtedness, other than (1) incurrences under the Company Revolving Credit Facility solely as required on an emergency basis or for the safety of individuals, assets or the environment, (2) transactions solely between or among the Company and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of the Company, and in each case guarantees thereof or (3) debt incurred in connection with hedging activities (including pursuant to any Derivative Transaction) in the ordinary course consistent with past practices or (C) retire, prepay, repurchase or redeem any Indebtedness of the Company or its Subsidiaries, except as required under the Company’s Second Lien Notes Indenture;

(xii) other than the settlement of any Legal Proceedings reflected or reserved against on the Company Balance Sheet (or, in each case, in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Legal Proceeding (excluding (A) any audit, claim or Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 5.01(b)(xiv) and (B) any shareholder litigation against the Company, Parent or their respective Subsidiaries, directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.19) involving the payment of monetary damages by the Company or any of the Company’s Subsidiaries of any amount exceeding $2,000,000 in the aggregate (but excluding any amounts paid on behalf of the Company or any of the Company’s Subsidiaries by any applicable insurance policy maintained by the Company or any of the Company’s Subsidiaries); provided, however, that neither the Company nor any of the Company’s Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by the Company or any of the Company’s Subsidiaries or (3) would result in any material restrictions on future actions by the Company, Parent or their respective Subsidiaries;

(xiii) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company or the Company’s Subsidiaries, except as required by GAAP or Applicable Law;

(xiv) (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes, (B) settle or compromise any material Tax claim or assessment by any Taxing Authority, or surrender any right to claim a material refund, offset or other reduction in Tax liability, (C) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years, (D) fail to timely pay any material Tax or fail to file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to Taxes (other than in the ordinary course of business); or (F) enter into any Tax allocation, sharing, or indemnity agreement or any closing or other similar agreement with respect to Taxes (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes);

(xv) other than (x) as set forth in Section 5.01(b)(xv) of the Company Disclosure Schedule or (y) otherwise in the ordinary course of business consistent with past practice (but excluding under this clause (y) any Contract of the type specified in clause (v) of the definition of Company Material Contract), (A) enter into or assume any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (B) terminate, materially amend or waive or accelerate any material rights or defer any material liabilities under any Company Material Contract or any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract;

(xvi) enter into or amend any Company Related Party Transaction, except as expressly contemplated by this Agreement or the other Transaction Agreements;

(xvii) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries having a value in excess of $5,000,000 in the aggregate;

(xviii) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and the Company’s Subsidiaries to the extent commercially reasonable;

(xix) fail to maintain all bonds, letters of credit and other similar credit support instruments required with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties other than in the ordinary course of business consistent with past practice;

(xx) incur, or agree to incur, Transaction Expenses (for or on behalf of the Company or its Subsidiaries) of more than $500,000 in the aggregate, excluding: (A) Transaction Expenses incurred under any Contract described in Section 3.11(a)(xiii) of the Company Disclosure Schedule; (B) Transaction Expenses to the extent relating to any litigation against the Company, Parent or their respective Subsidiaries, directors or officers relating to the Mergers or the other transactions contemplated by this Agreement, (C) costs and expenses relating to any request for additional information and documentary material relating to the transactions contemplated by this Agreement under the HSR Act, (D) costs and expenses of enforcing the terms of the Transaction Agreements and (E) costs and expenses relating to other matters or circumstances that first arise after the date of this Agreement and are not, as of the date of this Agreement, reasonably expected to occur with a high degree of certainty; or

(xxi) agree or commit to do any of the foregoing.

(c) The parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other individuals as Parent may specify by notice to the Company) specifically referencing this Section 5.01 and expressly granting consent shall constitute valid form of consent of Parent for all purposes under this Section 5.01: Timothy S. Duncan (Tim.Duncan@talosenergy.com), Shannon E. Young, III (Shane.Young@talosenergy.com) and William S. Moss III (Bill.Moss@talosenergy.com).

Section 5.02. Pre-Closing Conduct of Parent. (a) From the date of this Agreement until the Closing Date, except (w) as otherwise expressly contemplated by this Agreement, (x) required by any Applicable Law or any Governmental Authority, (y) as set forth in Section 5.02 of the Parent Disclosure Schedule or (z) with the written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Parent and its Subsidiaries shall use commercially reasonable efforts to (A) conduct their businesses in all material respects in the ordinary course consistent with past practice and keep available in all material respects the services of their current officers, employees, and consultants; and (B) preserve intact their current business organizations; provided that this Section 5.02 shall not prohibit Parent or any of its Subsidiaries from taking commercially reasonable actions outside of the ordinary course or not consistent with past practice in response to (I) the COVID-19 pandemic; provided, further, however, that prior to taking any such action outside of the ordinary course or that is not consistent with past practice, Parent shall consult with the Company and consider in good faith the views of the Company regarding any such proposed action, unless clause (II) of this proviso also applies, in which case no such prior consultation shall be required, or (II) an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment; provided, further, however, that Parent shall, as promptly as reasonably practicable, inform the Company of such condition and any such actions taken pursuant to this clause (II).

(b) From the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, required by Applicable Law, authorizations, Permits, licenses or any Governmental Authority, as set forth in Section 5.02 of the Parent Disclosure Schedule or with the written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), Parent and its Subsidiaries shall not:

(i) amend (whether by merger, consolidation or otherwise) the certificate of incorporation, bylaws, limited liability company agreement or equivalent organizational documents of Parent or any of its Subsidiaries;

(ii) (A) split, combine or reclassify any Parent Securities or Parent Subsidiary Securities, (B) declare, set aside or pay any dividend or other distribution, other than cash dividends or other cash distributions by Parent’s wholly owned Subsidiaries to Parent; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Parent Securities or any Parent Subsidiary Securities, except as required by the terms of any Parent Security or Parent Subsidiary Security or as contemplated or permitted by the terms of any Parent Benefit Plan in effect as of the date hereof (including any award agreement applicable to any Parent Equity Award on the date hereof or issued in accordance with this Agreement);

(iii) except for (A) issuances of shares of Parent Common Stock in respect of any settlement of any Parent RSU or Parent PSU outstanding on the date hereof or issued in accordance with this Agreement, (B) shares of Parent Common Stock issued pursuant to the settlement of any Parent RSU or Parent PSU, including, in each case, to effectuate exercise or the withholding of Taxes, (C) issuances of Parent Equity Awards as set forth on Section 5.02(b)(iii) of the Parent Disclosure Schedule in the ordinary course of business consistent with past practice, including to new hires, (D) transactions solely between or among Parent and its wholly-owned Subsidiaries, and (E) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Parent Securities or any Parent Subsidiary Securities;

(iv) (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) any such action solely between or among Parent and its wholly-owned Subsidiaries or between or among wholly-owned Subsidiaries of Parent, (2) acquisitions of inventory or other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts and with an aggregate purchase price of not more than $10 million (other than in the case of inventory) or (3) acquisitions for which the consideration is equal to or less than $10 million (inclusive of any assumed indebtedness for borrowed money) (for any single transaction) or $25 million in the aggregate for all such transactions;

(v) consummate any plan of complete or partial liquidation or dissolution of Parent or any of the Parent’s Subsidiaries, or a restructuring, recapitalization or other reorganization of Parent or any of Parent’s Subsidiaries;

(vi) make capital expenditures that are in the aggregate greater than 105% the aggregate amount of capital expenditures set forth on Section 5.02(b)(vi) of the Parent Disclosure Schedule, except to the extent such expenditures are specifically further described on Section 5.02(b)(vi) of the Parent Disclosure Schedule, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(vii) sell, lease, farmout, license, transfer, exchange or otherwise dispose of any of its assets or properties, other than (A) pursuant to a Contract of Parent or any of Parent’s Subsidiaries in effect on the date of this Agreement and listed in Section 5.02(b)(vii) of the Parent Disclosure Schedule, (B) among Parent and its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of Parent, (C) sales, leases, exchanges or dispositions for which the consideration (or fair value if the consideration is non-cash) of less than $30,000,000 (for any individual transaction) or $75,000,000 (in the aggregate for all such transactions), (D) sale of Hydrocarbons made in the ordinary course of business, (E) sales of obsolete or worthless equipment, (F) the expiration of any Oil and Gas Lease in accordance with its terms and in the ordinary course of business consistent with past practice or (G) farmouts in the ordinary course of business consistent with past practice;

(viii) fail to maintain material Intellectual Property Rights owned by Parent or any of Parent’s Subsidiaries, or fail to maintain rights in material Intellectual Property Rights, in the ordinary course of business, provided that the foregoing shall not require Parent or any of Parent’s Subsidiaries to take any action to alter the terms of any license or other Contract with respect to Intellectual Property Rights;

(ix) (A) incur, create or suffer to exist any Lien other than (1) Liens in existence on the date hereof or (2) Permitted Liens, (B) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences under the Parent Revolving Credit Facility, (2) transactions solely between or among Parent and its wholly-owned Subsidiaries or solely between or among wholly-owned Subsidiaries of Parent, and in each case guarantees thereof (3) debt incurred in connection with hedging activities (including pursuant to any Derivative Transaction) in the ordinary course consistent with past practices or (4) Indebtedness assumed in connection with acquisitions permitted by Section 5.02(b)(iv) or (C) retire, prepay, repurchase or redeem any Indebtedness of the Company or its Subsidiaries;

(x) other than the settlement of any Legal Proceedings reflected or reserved against on the Parent Balance Sheet (or, in each case, in the notes thereto) for an amount not in excess of such reserve, settle or offer or propose to settle, any Legal Proceeding (excluding (A) any audit, claim or Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 5.02(b)(xii) and (B) any shareholder litigation against the Company, Parent or their respective Subsidiaries, directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.19) involving the payment of monetary damages by Parent or any of Parent’s Subsidiaries of any amount exceeding $10 million in the aggregate (but excluding any amounts paid on behalf of Parent or any of Parent’s Subsidiaries by any applicable insurance policy maintained by Parent or any of Parent’s Subsidiaries); provided, however, that neither Parent nor any of Parent’s Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by Parent or any of Parent’s Subsidiaries or (3) would result in any material restrictions on future actions by Parent or its Subsidiaries;

(xi) change in any material respect any of its financial accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of Parent or Parent’s Subsidiaries, except as required by GAAP or Applicable Law;

(xii) (A) make (other than in the ordinary course of business consistent with past practice), change or rescind any material election relating to Taxes, (B) settle or compromise any material Tax claim or assessment by any Taxing Authority, or surrender any right to claim a material refund, offset or other reduction in Tax liability, (C) change any material method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years, (D) fail to timely pay any material Tax or fail to file any material Tax Return when due (taking into account any valid extension of time within which to pay or file), (E) consent to any extension or waiver of the limitation period applicable to any material claim or assessment with respect to Taxes (other than in the ordinary course of business); or (F) enter into any Tax allocation, sharing, or indemnity agreement or any closing or other similar agreement with respect to Taxes (other than any commercial agreements or contracts entered into in the ordinary course of business and that are not primarily related to Taxes);

(xiii) cancel, modify or waive any debts or claims held by Parent or any of its Subsidiaries or waive any rights held by Parent or any of its Subsidiaries having a value in excess of $5,000,000 in the aggregate;

(xiv) fail to maintain all bonds, letters of credit, and other similar credit support instruments required with or for the benefit of any Governmental Authority or other third Person with respect to its Oil and Gas Properties other than in the ordinary course of business consistent with past practice; or

(xv) agree or commit to do any of the foregoing.

(c) The parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other individuals as the Company may specify by notice to Parent) specifically referencing this Section 5.02 and expressly granting consent shall constitute valid form of consent of the Company for all purposes under this Section 5.02: Steven Weyel (sweyel@enven.com), John Wilkirson (jwilkirson@enven.com) and Jeffrey Starzec (jstarzec@enven.com).

Section 5.03. No Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.03, from the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not, shall cause its respective Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Company or the Company Board, as applicable, made in accordance with Section 5.03(b), as applicable, shall not be deemed to be a breach or violation of this Section 5.03(a). The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three Business Days of the execution of this Agreement, the Company shall instruct each Person (other than the parties hereto and their respective Representatives) that has within 12 months prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof (unless such request has previously been made), and such party shall terminate access to any physical or electronic data room maintained by or on behalf of such party or any of its Subsidiaries. The Company shall promptly (and in any event within two Business Days) notify, in writing, Parent of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent the Company is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, the Company shall not be required to provide Parent with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 5.03 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives made at the direction of the Company, shall be deemed to be a breach of this Section 5.03 by the Company.

(b) Notwithstanding anything to the contrary in this Section 5.03, this Agreement shall not prevent the Company or the Company Board from, prior to obtaining the Company Stockholder Approval, changing or withdrawing the Company Board Recommendation but solely to the extent the Company Board determines in good faith, after consultation with its outside legal counsel, that failing to make any such change or withdrawal would be inconsistent with the Company Board’s fiduciary duties under Applicable Law; provided that in no event shall any such disclosure, change or withdrawal (A) affect the validity and enforceability of this Agreement or the Company Support Agreements or (B) cause any state corporate Takeover Law or other similar statute to be applicable to the Mergers or the other transactions contemplated by this Agreement; provided, further, that the Company must deliver to Parent a written notice advising Parent that the Company Board proposes to change or withdraw the Company Board Recommendation at least five Business Days in advance of such change or withdrawal of the Company Board Recommendation.

Section 5.04. No Solicitation by Parent.

(a) Except as expressly permitted by this Section 5.04, from the date of this Agreement until the First Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, Parent shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 5.04(b)(ii)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided, that that notwithstanding anything to the contrary in this Agreement, Parent or its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes, or would reasonably be expected to result in or lead to, a Superior Proposal and (B) in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 5.04; provided, further, that it is understood and agreed that any determination or action by Parent or the Parent Board, as applicable, made in accordance with Section 5.04(b), Section 5.04(c), or Section 5.04(d), as applicable, shall not be deemed to be a breach or violation of this Section 5.04(a). Parent also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Company and its Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal. Parent also agrees that within three Business Days of the execution of this Agreement, Parent shall instruct each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof, and Parent shall terminate access to any physical or electronic data room maintained by or on behalf of Parent or any of its Subsidiaries with respect thereto. Parent shall promptly (and in any event within two Business Days) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms of, and an unredacted copy of any proposed definitive agreement, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such proposal or offer (and shall include any other material documents evidencing or specifying the terms of such proposal or offer or, to the extent applicable, inquiry). To the extent Parent is prohibited by a non-disclosure or confidentiality agreement entered into prior to the date hereof from providing the information set forth in the preceding sentence, Parent shall not be required to provide the Company with the identity of the Person(s) from which such expression of interest, inquiry or proposal was received. Parent shall promptly (and in any event within two Business Days) keep the Company informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any changes or proposed changes thereto and copies of any additional material written materials received by Parent, its Subsidiaries or its or their respective Representatives). The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 5.04 by any of Parent’s Subsidiaries, or any of Parent’s or its Subsidiaries’ respective Representatives made at the direction of Parent, shall be deemed to be a breach of this Section 5.04 by Parent.

(b) Notwithstanding anything to the contrary in this Section 5.04, this Agreement shall not prevent Parent or the Parent Board from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) if it determines, after consultation with outside legal counsel, that such disclosure is required by Applicable Law; provided that this clause (i) shall not be deemed to permit the Parent Board to effect a Parent Change in Recommendation except in accordance with Section 5.04(e) and Section 5.04(d), as applicable;

(ii) prior to obtaining the Parent Stockholder Approval, negotiating or executing an Acceptable Confidentiality Agreement with any Person and its Representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 5.04(a), if the Parent Board, as applicable, (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law; provided that Parent shall provide a copy of such executed Acceptable Confidentiality Agreement promptly (and in any event within two Business Days) to the Company;

(iii) prior to obtaining the Parent Stockholder Approval, (A) engaging in any negotiations or discussions with any Person and its Representatives who has made (and not withdrawn) a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 5.04(a) (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to Parent’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made (and not withdrawn) a bona fide written Acquisition Proposal that did not result from a breach of Section 5.04(a), in each case, if the Parent Board: (1) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute or result in a Superior Proposal; (2) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law; and (3) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that Parent shall provide to the Company a list of any material non-public information or data that is provided to any Person given such access, and to the extent such information was not previously made available to the Company, copies of such information prior to or substantially concurrently with the time it is provided to such Person (and in any event within two Business Days thereof);

(iv) prior to obtaining the Parent Stockholder Approval, making a Parent Change in Recommendation (but only to the extent permitted by Section 5.04(c) or Section 5.04(d)); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, but only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

(c) Notwithstanding anything in this Section 5.04 to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.04, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to take the actions specified in this Section 5.04(c) would be inconsistent with the Parent Board’s fiduciary duties under Applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation; provided that the Parent Board will not be entitled to make a Parent Change in Recommendation unless (A) Parent delivers to the Company a written notice (a “Parent Notice”) advising the Company that the Parent Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Parent Board, the identity of the Person or group of Persons making such Superior Proposal, an unredacted copy of such Superior Proposal, including the most current version of any proposed definitive agreement (which version shall be updated on a prompt basis) and any related documents (including financing documents) to the extent provided by the relevant party in connection with the Superior Proposal, and (B) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Notice (such period from the time the Parent Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal, including any revision in price or financing, shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional two Business Day (instead of five Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Parent Notice Period”), the Parent Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account the adjustments to the terms and conditions of this Agreement committed to by the Company in writing and (2) after consultation with its outside legal counsel, that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under Applicable Law. If requested by the Company, Parent will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Parent Notice Period, engage in good faith negotiations with the Company and its Representatives (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d) Notwithstanding anything in this Section 5.04 or Section 5.05(d) to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, in response to a Parent Intervening Event, after consultation with its outside legal counsel, that the failure to make a Parent Change in Recommendation would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation; provided that Parent will not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “Parent Intervening Event Notice”) advising the Company that the Parent Board proposes to take such action and containing a reasonably detailed description of the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred and the reasons for taking such action (it being acknowledged that such Parent Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional two Business Day (instead of four Business Day) period from the date of such notice) (it being understood that there may be multiple extensions), the “Parent Intervening Event Notice Period”), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel) that, after taking into account the adjustments to the terms and conditions of this Agreement committed to by the Company in writing, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under Applicable Law. If requested by the Company, Parent will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Superior Proposal” means a bona fide written Acquisition Proposal made after the date hereof, that did not result from a breach of this Section 5.04, that the Parent Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Parent Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement after taking into account all such factors and matters deemed relevant in good faith by the Parent Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal (including the identity of the third party making such proposal) and this Agreement and the transactions contemplated by this Agreement (including any executed written offer by the Company to amend the terms of this Agreement, termination or break-up fee and conditions to consummation); provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “50%”.

(ii) “Parent Intervening Event” means a material event, fact, development, circumstance or occurrence with respect to the business, assets, operations or prospects of Parent and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Parent Board as of the date hereof (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Parent Board as of the date hereof) and that becomes known to the Parent Board after the date of this Agreement; provided that in no event shall any of the following constitute a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (A) the receipt, existence or terms of any inquiry, offer or proposal by Parent or the Company that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or any matter relating thereto; (B) changes in the financial, securities, currency, commodity, real estate, capital or credit markets or in general economic, political, social, regulatory, legal or tax conditions in any jurisdiction in which the Company or any of its Subsidiaries operate; (C) failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial performance; or (D) changes in the market price or trading volume of Parent Common Stock or any other securities of Parent, or any change in credit rating of Parent or the Company or any of their respective Subsidiaries (it being understood that the underlying cause of any of (B) through (D) hereof may constitute a Parent Intervening Event).

Section 5.05. Preparation of Registration Statement; Special Meeting; Solicitation of Company Stockholder Approval.

(a) As promptly as practicable following the execution and delivery of this Agreement (but in no event later than 30 days following the date of this Agreement), Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the First Merger. Each of Parent and the Company shall furnish all required information concerning it and its Affiliates as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of Parent, and the Company will use its reasonable best efforts to cause the Consent Solicitation Statement to be disseminated to stockholders of the Company.

(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with Applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and, if appropriate, Parent shall cause such amendment or supplement to be disseminated to the stockholders of Parent, as applicable, in each case pursuant to Applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to: (i) approval of the issuance of Parent Common Stock to the holder of Class A Common Shares pursuant to the NYSE listing rules (the “Transaction Proposal”); and (ii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (together with the Transaction Proposal, the “Proposals”). Without the prior written consent of the Company, except as set forth on Section 5.05(c) of the Parent Disclosure Schedule, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

(d) Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date (which record date shall be mutually agreed with the Company) for the Special Meeting; (ii) duly call and give notice of the Special Meeting; (iii) convene and hold the Special Meeting in accordance with the DGCL within 40 days after the Registration Statement is declared effective under the Securities Act; (iv) cause the Proxy Statement to be disseminated to Parent Stockholders in compliance with Applicable Law and (v) solicit proxies from the Parent Stockholders to give the Parent Stockholder Approval with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to the Parent Stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with Section 5.04(c) and Section 5.04(d). The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Parent Change in Recommendation”) except as may be permitted by, and only in accordance with, Section 5.04(c) and Section 5.04(d). Notwithstanding the foregoing provisions of this Section 5.05(d), if on a date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make two adjournments of the Special Meeting, in the case of a first adjournment, for a period not to exceed 10 days after consulting with the Company, and in the case of a second adjournment, for a period not to exceed five days after consulting with the Company; provided, however, that, unless otherwise required by Applicable Law, Parent shall not change the record date for the Special Meeting in connection with any such adjournment without the Company’s prior approval. Unless this Agreement has been terminated in accordance with its terms, Parent’s obligation to solicit proxies from the Parent Stockholders to obtain the Parent Stockholder Approval with respect to each of the Proposals in accordance with this Section 5.05(d) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal with respect to Parent, or by any Parent Change in Recommendation.

(e) The Company shall solicit the Company Stockholder Approval via written consent as promptly as practicable after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent (which record date shall be mutually agreed with Parent); (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with Applicable Law; and (iii) solicit written consents from the Company Stockholders to give the Company Stockholder Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, unless the Company Board shall have changed the recommendation in accordance with Section 5.03(b). The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation (a “Company Change in Recommendation”) except as may be permitted by, and only in accordance with, Section 5.03(b). The Company will provide Parent with copies of all stockholder consents it receives promptly following receipt. If the Company Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to the Company Stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents by means of the Consent Solicitation Statement from the Company Stockholders to give the Company Stockholder Approval in accordance with this Section 5.05(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal with respect to the Company, or by any Company Change in Recommendation.

Section 5.06. Proxy Solicitation; Other Actions.

(a) The Company agrees to reasonably cooperate with Parent and provide, and instruct its Representatives to provide, Parent and its Representatives as promptly as practicable after the date hereof with all true, correct and complete information regarding the Company that is required by Applicable Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement including audited financial statements, including consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and

December 31, 2020 and consolidated statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries for the years ended December 31, 2021, December 31, 2020 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X, unaudited interim financial statements prepared in accordance with GAAP and Regulation S-X covering the applicable periods required to be included in the Registration Statement and oil and gas reserve reports covering the applicable periods required to be included in the Registration Statement. Without limiting the foregoing, the Company shall use reasonable best efforts to cause the timely cooperation of its independent accounting firm and independent reserve engineering firm in connection with the preparation and filing of the Registration Statement, including by instructing such firm to provide a customary consent to the inclusion of such firm’s reports of the financial statements or reserve report, as applicable, in the Registration Statement and to the reference of such firm as an “expert” therein. The Company shall reasonably cooperate in good faith with, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available during normal business hours and upon reasonable advanced notice to, Parent and its Representatives in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b) The Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that, if any such action shall be taken or fails to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedule.

Section 5.07. Further Assurances; Regulatory Approvals.

(a) Without limiting any other covenant contained in this Agreement, Parent and the Company shall each, and shall each cause their respective Subsidiaries to, use reasonable best efforts to: (i) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated by this Agreement; (ii) obtain all consents and approvals of third parties that any of Parent, the Company or their respective Affiliates are required to obtain in connection with the transactions contemplated by this Agreement, including any required consents and approvals of parties to material Contracts with the Company or its Subsidiaries or with Parent or its Subsidiaries (it being understood and agreed that it is not a condition to Closing under this Agreement that any such third party consents or approvals be obtained); (iii) terminate or cause to be terminated those agreements listed on Section 5.15; and (iv) take such other action as may reasonably be necessary to satisfy the conditions of Article 8 or otherwise to comply with this Agreement and to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Notwithstanding the foregoing, in no event shall Parent, Production Company, UnSub, any Merger Sub, the Company or any of the respective Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries or Parent or its Subsidiaries is a party.

(b) In furtherance and not in limitation of the foregoing, each of Parent, Production Company, UnSub, Merger Sub I, Merger Sub II and the Company, as applicable, shall (and shall cause their respective controlled Affiliates to):

(i) (A) cooperate with each other in determining whether any applications, notices, registrations and requests are required or advisable to be filed with any Governmental Authority in order to consummate the transactions contemplated hereby;

(B) file, individually or jointly, as appropriate, such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the transactions contemplated hereby, including (1) an appropriate filing of a notification and report form or forms, as applicable, pursuant to the HSR Act with respect to the transactions contemplated hereby, as promptly as practicable but in any event within ten (10) Business Days of the date hereof and (2) any other filings and clearances or expiration of waiting periods required in order to consummate the transactions contemplated hereby, as promptly as practicable; and

(C) supply as promptly as practicable any additional information and documentary material that may be requested by any such Governmental Authority;

(ii) subject to Applicable Law relating to the sharing of information, furnish the other parties hereto with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other parties opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval; and

(iii) use commercially reasonable efforts to consult with and keep the other parties hereto informed as to the status of such matters.

(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to, and to cause its respective controlled Affiliates to, take reasonable best efforts to satisfy as promptly as practicable all conditions, undertakings and requirements as may be necessary or appropriate to obtain expeditiously all such consents, authorizations, orders and approvals from Governmental Authorities; provided, that neither Parent nor the Company, nor any of their respective Affiliates, shall be required to (or shall without the consent of the other party) divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Parent or its Subsidiaries, the Company or its Subsidiaries, or any of the respective businesses or assets of Parent, the Company or any of their respective Subsidiaries, in each case if such divestiture or other action with respect thereto would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, the Company and their respective Subsidiaries, taken as a whole (giving effect to the Closing).

(d) No party shall meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent not precluded by Applicable Law or regulation or exempted by this Agreement, offers the other parties the opportunity to participate in such meeting or conversation. Notwithstanding anything to the contrary herein, Parent shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary approvals from any Governmental Authority in connection with the transactions contemplated by this Agreement and the Company shall take all reasonable actions to support Parent in connection therewith.

(e) Parent and the Company shall not, and shall cause its respective controlled Affiliates not to, take, refrain from taking or cause to be taken any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities without Company’s prior consent. All filing fees incurred by Parent, Production Company, UnSub, any Merger Sub, the Company or any of their Affiliates in connection the HSR Act or any other consents, authorizations, orders and approvals from any Governmental Authority shall be treated as Transaction Expenses under this Agreement.

Section 5.08. Access.

(a) From the date hereof until the Closing Date, subject to Applicable Law and the Confidentiality Agreement, each of the Company, on the one hand, and Parent, on the other hand, shall (i) give the other party, its counsel, financial advisors, auditors and other authorized representatives during Working Hours reasonable access to the offices and properties (including for the purposes of performing a non-invasive visual environmental site assessment), and to copies of books and records, of such party and its Subsidiaries; (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and any other information relating to the businesses of such party and its Subsidiaries as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of such party to cooperate with the other party in its investigation of the businesses of such party and its Subsidiaries. Any investigation pursuant to this Section 5.08 shall be conducted in such manner as not to interfere unreasonably with the conduct of the businesses of such party and its Subsidiaries. Notwithstanding the foregoing, (A) neither the Company nor Parent shall be required to provide or cause to be provided access to or disclose or cause to be disclosed (1) any personnel records relating to individual performance or evaluations, medical histories or other information that in such party’s good faith opinion is sensitive or the disclosure of which could subject such party or its Affiliates to risk or liability or (2) any information where such access or disclosure would jeopardize the attorney-client privilege, contravene any Applicable Law or contravene any confidentiality undertaking; and (B) prior to the Closing Date, neither party shall have the right to perform or cause to be performed any invasive or subsurface investigations of the properties of the other party or any of its Subsidiaries, including any sampling or testing of the air, soil, surface water, groundwater, building materials or other environmental media.

(b) From the date hereof through the Closing Date, without the other party’s prior written consent, neither Parent nor the Company shall, and shall cause its Affiliates not to, contact any customers, vendors, suppliers or other third parties having business relationships with the other party or its Subsidiaries, other than in the ordinary course of such party’s and its Affiliates’ businesses consistent with past practice, so long as any such contact does not relate to this Agreement or the transactions contemplated hereby, and is otherwise conducted in compliance with the terms of the Confidentiality Agreement.

(c) On and after the Closing Date, Parent will, and will cause the Final Surviving Company and its Subsidiaries to, (i) maintain the books and records of the business of the Company and its Subsidiaries for a period of seven years following the Closing Date and (ii) for a period of seven years following the Closing Date, upon reasonable written notice and during Working Hours, afford to the Equityholders’ Representative and its agents reasonable access to (A) properties, copies of books and records for the period prior to Closing and (B) employees and auditors of the business of the Final Surviving Company and its Subsidiaries, in each case to the extent necessary to permit the Equityholders’ Representative to perform or satisfy any legal or regulatory obligation relating to any period on or before the Closing Date or for any other reasonable business purpose. Notwithstanding the foregoing, Parent shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law.

Section 5.09. Notices of Certain Events. (a) Each of the Company and Parent shall promptly notify Parent or the Company, as the case may be, of each of the following events if such event occurs prior to the Closing:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Parent or the Company, as the case may be, is permitted by such Governmental Authority); and

(iii) any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or Section 4.12, as the case may be.

(b) Notwithstanding anything to the contrary herein, a party’s good faith failure to comply with this Section 5.09 shall not provide any other party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement would independently provide such right.

Section 5.10. Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b) Promptly after the execution of this Agreement and pursuant to the Communications Plan described in Section 5.11(b), Parent shall issue a press release announcing the execution of this Agreement, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

Section 5.11. Confidentiality; Other Public Announcements.

(a) Each of Parent and the Company acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated by this Agreement is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the First Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b) Parent shall be responsible for preparing and issuing the public statements and communications regarding the transactions contemplated by this Agreement, and Parent will provide the Company with a reasonable opportunity to review and comment upon such statements or communications (which comments Parent shall consider in good faith) (the “Communications Plan”). None of the Company, the Equityholders’ Representative or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Section 5.11(b), (i) each of Parent and the Company may disclose information regarding this Agreement and the transactions contemplated hereby in its financial statements as required by GAAP or if such disclosure is required by Applicable Law or the rules of any securities exchange to which the disclosing party is subject, (ii) each of Parent and the Company may make internal announcements to employees of such party and its respective Subsidiaries, so long as such party gives the other party a reasonable opportunity to review and comment upon such announcement (which comments such party shall consider in good faith) and (iii) the Company Stockholders and their respective Affiliates may provide information regarding this Agreement and the transactions contemplated hereby to their respective existing or prospective limited partners and other investors, financing sources or other business associates subject to confidentiality and non-use obligations reasonably designed to prohibit (x) the disclosure of any confidential information and (y) the use of confidential information in violation of U.S. federal securities laws, and in each case, to the extent the sharing of such information is customary in connection with their respective, or their respective affiliated funds’ normal fund raising, monitoring or reporting activities.

Section 5.12. Conduct. From the date hereof until the Closing Date, Parent and the Company shall not, and shall cause its respective Affiliates not to, take any action or fail to take any action that is intended to prevent or materially impair or delay such party’s consummation of the transactions contemplated by this Agreement. Parent shall take all action necessary to cause Production Company, UnSub and each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.

Section 5.13. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Unless agreed otherwise in writing by the Equityholders’ Representative in connection with any matter, Parent waives and will not assert, and agrees to cause the Company and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of the Company Stockholders, Equity Award Holders or any former member, officer, employee or director of the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or the other Transaction Agreements, including any Legal Proceeding between or among Parent or its Affiliates (including the Final Surviving Company) and any Designated Person, by Davis Polk & Wardwell LLP or Kirkland & Ellis LLP (“Designated Counsel”) currently representing the Company or any of its Subsidiaries (the “Current Representation”), even though the interests of such Designated Person may be directly adverse to Parent or its Affiliates, the Company or any of its Subsidiaries.

(b) It is the intention of the parties hereto that, from and after the Closing, unless otherwise agreed in writing by the Equityholders’ Representative, all rights to any attorney-client privilege applicable to communications involving Designated Counsel in connection with the Current Representation (whether or not such legal counsel also represented any of the Designated Persons) shall be retained solely by such Designated Person; provided that the acknowledgement of retention in this subsection shall not extend to any communication not involving the Current Representation. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Designated Persons shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Company and its Subsidiaries shall not be holders thereof and (ii) to the extent that files of Designated Counsel currently representing the Company or any of its Subsidiaries in connection with the Current Representation (whether or not such legal counsel also represented any of the Designated Persons) constitute property of a client, only the Designated Persons and their respective Affiliates shall hold such property rights.

(c) Parent agrees, on its own behalf and on behalf of each of its Affiliates (including, after the Closing, the Company and its Subsidiaries), that in the event of a dispute between any Designated Person, on the one hand, and the Company or any of its Subsidiaries, on the other hand, arising out of or relating to any matter in which Designated Counsel in connection with the Current Representation jointly represented both (i) such Designated Person and (ii) the Company or any of its Subsidiaries, if applicable, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent disclosure by Designated Counsel in connection with the Current Representation to such Designated Person of any information or documents developed or shared during the course of any such joint representation.

(d) In the event that any third party shall seek to obtain from Parent or its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) attorney-client communications involving Designated Counsel in connection with a Current Representation, then Parent shall notify the Equityholders’ Representative of such application sufficiently in advance of any hearing on the application to permit the applicable Designated Person to participate in any such proceedings.

Section 5.14. Directors and Officers.

(a) Parent shall cause the Final Surviving Company, and the Final Surviving Company hereby agrees, that for six years after the Closing, the Final Surviving Company shall indemnify and hold harmless all Persons who at or prior to the Closing were directors, managers or officers of the Company or any of its Subsidiaries (each, a “Company Indemnitee”) in respect of acts or omissions occurring at or prior to the Closing, and shall advance expenses to Company Indemnitees in respect of any claims, actions, suits or other proceedings relating to any such acts or omissions, in each case to the fullest extent provided under the governing documents of the Company or its Subsidiaries on the date hereof. Parent and the Final Surviving Company hereby agree that the Final Surviving Company is the indemnitor of first resort (i.e., its obligations to any Company Indemnitee under this Agreement are primary and any obligation of any Company Stockholder or any Affiliate thereof to provide indemnification or advancement of expenses for the same matters are secondary), and if any Company Stockholder or any Affiliate thereof pays any amount otherwise indemnifiable hereunder with any Company Indemnitee, then such Company Stockholder or Affiliate thereof shall be subrogated to the rights of the Company Indemnitee hereunder with respect to such payment, and the Final Surviving Company shall reimburse such Company Stockholder or Affiliate thereof for such payment.

(b) Parent agrees that (i) the governing documents of the Final Surviving Company and its Subsidiaries after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company and its Subsidiaries on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnitee except to the extent that such modification is required by Applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any Company Indemnitee, on the other hand, as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.

(c) At or prior to the Closing, the Company shall (or Parent shall, if requested by the Company at least 30 days prior to the Closing) purchase or cause to be purchased a non-cancellable extension of the directors’ and officers’ liability coverage of the Company and its Subsidiaries’ existing directors’ and officers’ insurance policies and the Company and its Subsidiaries’ existing fiduciary liability insurance policies (collectively, “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period of time at or prior to the Closing, (ii) be from the Company’s current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company and its Subsidiaries’ existing insurance coverage with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Company be required to expend for the D&O Tail Policy an aggregate premium amount in excess of 300% of the premium amount per annum for the Company and its Subsidiaries’ existing insurance coverage; and provided, further, that if the aggregate premium amount for the D&O Tail Policy exceeds such amount, the Company shall obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount. Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to cause Parent to be named as the successor-in-interest to the Company’s rights under the D&O Tail Policy.

(d) In the event that Parent, the Final Surviving Company, any of the Final Surviving Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Parent, the Final Surviving Company or any of its Subsidiaries, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.14.

(e) The rights of each Company Indemnitee under this Section 5.14 shall be in addition to any rights such Person may have under Applicable Law or under any agreement with any of the Company or its Subsidiaries. The obligations of Parent under this Section 5.14 shall not be terminated or modified in such a manner as to materially and adversely affect any Company Indemnitee to whom this Section 5.14 applies without the written consent of such affected Company Indemnitee (it being expressly agreed that each Company Indemnitee shall be a third-party beneficiary of this Section 5.14).

Section 5.15. Related Party Agreements. The Company shall cause each Company Related Party Transaction, except for the Company Related Party Transactions set forth on Section 5.15 of the Company Disclosure Schedule to be terminated effective at or prior to the Closing with no ongoing liability, contingent or otherwise, for the Company or any of its Subsidiaries. Parent shall cause each of the agreements set forth on Section 5.15 of the Parent Disclosure Schedule to be terminated effective at or prior to the Closing with no ongoing liability, contingent or otherwise, for Parent or any of its Subsidiaries.

Section 5.16. Parent NYSE Listing.

(a) From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Common Stock to remain listed on, the NYSE.

(b) Promptly following the execution and delivery of this Agreement, Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance. The Company will reasonably cooperate with Parent as reasonably requested by Parent with respect to the listing application for the Parent Common Stock and promptly furnish to Parent all information concerning the Company and the Company Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.16.

Section 5.17. Parent Public Filings. From the date hereof through the Closing, Parent will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

Section 5.18. Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is, or is reasonably expected to become in connection with the consummation of the transactions contemplated by this Agreement, subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent or the Company shall be exempt under Rule 16b-3 of the Exchange Act.

Section 5.19. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder claim or litigation (including any class action or derivative litigation) against the Company or its officers or directors relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the foregoing shall not require the Company to take any action if it may result in a waiver of any attorney-client or any other similar privilege; provided, further, that the Company shall use its reasonable best efforts to allow for the taking of such action in a manner that does not result in a waiver of such privilege, including by entering into a customary joint defense or similar agreement. Parent shall reasonably cooperate, and shall use its reasonable best efforts to cause its Affiliates and Representatives to cooperate, in the defense against such claim or litigation.

Section 5.20. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent, the Company, the Parent Board and the Company Board, to the extent permissible under applicable Laws, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under Applicable Laws, act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.21. Treatment of Company Revolving Credit Facility.

(a) Each of the parties hereto shall, and shall cause its respective Subsidiaries to, use its and their reasonable best efforts to reasonably cooperate with respect to the Company entering into an amendment to the Company Revolving Credit Facility that is reasonably acceptable to Parent and the Company to permit the consummation of the Closing without the occurrence of an event of default, any penalty or payment obligation thereunder or termination of commitments of the lenders thereunder, or to otherwise obtain the consent or waiver of the lenders thereunder to permit the consummation of the Closing without the occurrence of an event of default, any penalty or payment obligation thereunder or termination of commitments of the lenders thereunder (any of the foregoing, the “Credit Agreement Amendment”) (it being understood and agreed that nothing in this Section 5.21 shall require the Company or any of its Subsidiaries to take any action that would result in a breach of or default under the Company Revolving Credit Facility or the Company Second Lien Notes Indenture); provided, that subject to the occurrence of a Successful Notes Solicitation pursuant to Section 5.22, Parent may elect to instead seek, and each of the parties hereto shall, and shall cause its respective Subsidiaries to, use its and their reasonable best efforts to reasonably cooperate with respect to, an amendment to the Parent Revolving Credit Facility prior to the Closing in accordance with the Parent Second Lien Notes Indenture such that available borrowings under the Parent Revolving Credit Facility would be increased as of the Closing.

(b) Parent shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Affiliates and Representatives to, on a timely basis, upon the reasonable request of the Company, provide reasonable assistance and cooperation in connection with the Credit Agreement Amendment, including but not limited to using reasonable best efforts to (i) cause Parent’s Representatives to furnish any customary certificates or legal opinions in connection with the Credit Agreement Amendment, (ii) provide reasonable cooperation to the lenders, administrative agent or other agent with respect to any Credit Agreement Amendment in connection with their related diligence activities, including providing access to documentation reasonably requested by such persons, and (iii) provide reasonable assistance in the preparation of customary documentation (it being understood and agreed that nothing in this Section 5.21 shall require the Parent or any of its Subsidiaries to take any action that would result in a breach of or default under the Parent Revolving Credit Facility or the Parent Second Lien Notes Indenture).

(c) In the event that the Credit Agreement Amendment is not obtained on or prior to the fifth Business Days prior to Closing Date, then the provisions of this Section 5.21(c) shall apply. At least one Business Days prior to the Closing Date, the Company shall deliver to Parent an executed payoff letter (a “Payoff Letter”), in a form and substance reasonably acceptable to Parent, from the lenders, or the administrative agent (or similar Person) on behalf of the lenders, under the Company Revolving Credit Facility. Such Payoff Letter shall (i) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid Indebtedness under the Company Revolving Credit Facility as of the anticipated Closing Date (and the daily accrual of interest thereafter), (ii) contain payment instructions and (iii) evidence the satisfaction, release and discharge of the Indebtedness under the Company Revolving Credit Facility and the agreement by such administrative agent or lenders to the release of all Liens upon the payment of such amount in accordance with the payment instructions. Prior to or at the Closing, the Company shall (a) deliver (by the applicable date required under the terms of the Company Revolving Credit

Facility) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of all Indebtedness under Company Revolving Credit Facility on the Closing Date and (b) obtain such documents (including an authorization to file the Uniform Commercial Code termination statements upon the payment in full of the outstanding amounts under Company Revolving Credit Facility) and releases as are reasonably necessary to release all Liens created in connection with Company Revolving Credit Facility. At the Closing, Parent will make payment of all amounts owing to the lenders under the Company Revolving Credit Facility pursuant to the Payoff Letter, without adjustment to the Per Share Consideration.

Section 5.22. Treatment of Parent Second Lien Notes Indenture.

(a) Subject to Section 5.22(c), promptly following the date hereof (and in any event within 30 days after the date hereof), Parent shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to commence a consent solicitation (with a nationally recognized investment bank acting as solicitation agent) to obtain from the requisite holders thereof consent to certain amendments to the Parent Second Lien Notes Indenture (the “Notes Consent Solicitation”) to permit the incurrence of indebtedness in respect of the Company Second Lien Notes and the Company Revolving Credit Facility (to the extent it remains in place, or the Parent Revolving Credit Facility, as it may be amended, as applicable) pursuant to Section 4.03(b)(i) thereof without application of the requirement that an RBL Lending Financial Institution (as such term is defined in the Parent Second Lien Notes Indenture) beneficially hold any principal amount of the Company Second Lien Notes so long as the Parent Second Lien Notes remain outstanding; provided that the Notes Consent Solicitation shall not interfere in any material respect with Parent’s, Production Company’s, UnSub’s or any Merger Subs’ ability to perform their respective obligations under this Agreement or their ability to consummate the transactions contemplated by this Agreement. The Notes Consent Solicitation shall be conducted on customary terms and conditions as are mutually agreed by Parent and the Company (acting reasonably) (including with respect to the selection of, and the consideration to be paid to, the consent solicitation agent) and are permitted by the terms of the Parent Second Lien Notes Indenture and Applicable Laws (the “Solicitation Terms”). Any consent fee included in the Solicitation Terms to be offered or paid in connection with the Notes Consent Solicitation shall not, without the consent of Parent, exceed the maximum amount agreed upon by the Company and Parent prior to the date hereof. Promptly after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Notes Consent Solicitation, including the consent solicitation statement and other related documents, reflecting the Solicitation Terms (collectively, the “Notes Consent Solicitation Statement”).

(b) Subject to Section 5.22(d), if the Notes Consent Solicitation is successful, and the requisite consents to amend the Parent Second Lien Notes Indenture are obtained on the terms and conditions set forth in the Notes Consent Solicitation Statement prior to the occurrence of an Alternative Structure Event (a “Successful Notes Solicitation”), the supplemental indenture to the Parent Second Lien Notes Indenture amending the terms and provisions of such indenture in connection with the Notes Consent Solicitation, shall be in accordance with the terms of the Parent Second Lien Notes Indenture and in a form reasonably acceptable to the Company, which supplemental indenture shall not become effective until Closing. Substantially concurrently with the effectiveness of such supplemental indenture to the Parent Second Lien Notes Indenture, Production Company and certain of its Subsidiaries shall enter into a supplemental indenture to the Company Second Lien Notes Indenture which shall, inter alia, provide for the assumption of the indebtedness in respect of the Company Second Lien Notes by Production Company, as well as guarantees of such indebtedness by certain Subsidiaries of Production Company, as contemplated by the terms of the Company Second Lien Notes Indenture.

(c) From the date hereof until the earlier of the completion of a Successful Notes Solicitation or the Notes Solicitation Termination Date, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Affiliates and Representatives to, on a timely basis, upon the reasonable request of Parent, provide reasonable assistance and cooperation in connection with the Notes Consent Solicitation, including but not limited to providing reasonable assistance in the review of customary documentation; provided that Parent shall be responsible for all liabilities, fees and expenses incurred by the Company or its Subsidiaries in connection with the Notes Consent Solicitation.

(d) For the avoidance of doubt, a Successful Notes Solicitation shall not be a condition to the consummation of the transactions contemplated by this Agreement.

Section 5.23. Transaction Expenses. Each of Parent, Production Company, UnSub and Merger Subs acknowledge and agree that the Per Share Consideration shall not be adjusted for Transaction Expenses, and, on or after, but subject to the occurrence of, the Closing, Parent or one or more of its Subsidiaries shall pay when due and payable all Transaction Expenses to the extent not paid prior to Closing.

Section 5.24. Litigation. Parent agrees that, following the Closing, it shall not settle or offer or propose to settle (a) the litigation matter described in Section 5.24(a) of the Company Disclosure Schedule prior to the conclusion of the first appeal of the judgment entered on September 13, 2021 in the Harris County Texas District Court, or (b) the litigation matter described in Section 5.24 (b) of the Company Disclosure Schedule prior to the conclusion of the trial relating to such matter currently scheduled for July 2023 in the Court of Chancery of the State of Delaware, in each case, without the prior approval of BCC Enven Investments, L.P. and at least one of the Persons set forth on Section 5.24(c) of the Company Disclosure Schedule (provided that if any Person set forth on such schedule is unavailable, then the Company Alternative Director shall act as a substitute).

ARTICLE 6

EMPLOYEE MATTERS

Section 6.01. Continuation of Benefits. For a period commencing on the Closing Date and ending on the one-year anniversary of the Closing Date, Parent shall, or shall cause its Affiliates to, provide each Company Employee who is employed as of immediately prior to the Closing (each, a “Continuing Employee”) with (i) an annual base salary rate or hourly wage rate (as applicable) that is at least equal to that in effect immediately prior to the Closing Date, (ii) target cash incentive compensation opportunities and target equity compensation opportunities that are, in the aggregate, substantially comparable to similarly situated employees of Parent or its Subsidiaries and (iii) benefits that are substantially comparable in the aggregate to the benefits provided to similarly situated employees of Parent or its Subsidiaries. The benefits and compensation provided to Continuing Employees following the Closing Date shall be subject to the requirements of Applicable Law.

Section 6.02. Bonuses and Commissions. If the Closing Date occurs in the 2022 calendar year, through the end of 2022, Parent shall continue for the benefit of each Continuing Employee, each Company Benefit Plan that is an annual bonus or annual commission plan in accordance with the terms of each such plan as in effect immediately prior to the Closing Date; provided that bonuses for 2022 shall be paid out under such plan as determined by the Compensation Committee of the Company Board prior to the Closing Date.

Section 6.03. Contractual and Severance Arrangements.

(a) From and after the First Effective Time, Parent agrees to cause the Company and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the First Effective Time, including, without limitation, all employment, severance, deferred compensation and change in control agreements or arrangements of the Company and its Subsidiaries. Nothing in this Section 6.03(a) is intended to limit or prevent Parent, the Company, or its Subsidiaries from exercising its rights under any agreement, including terminating the employment of any employee or service of any non-employee service provider.

(b) Prior to the First Effective Time, the Company shall establish a “rabbi trust” (the “Company Rabbi Trust”) with a third party financial institution mutually acceptable to the Company and Parent and meeting the requirements of the Code and including such other terms and conditions as are set forth on Section 6.03(b) of the Company Disclosure Schedule and Parent shall deposit funds on the Closing Date with the trustee of such trust equal to the severance benefits which become payable in connection with any termination of service following the Closing pursuant to the Contracts with Company Employees set forth on Section 6.03(b) of the Company Disclosure Schedule. Parent shall be entitled to all interest accrued in the Company Rabbi Trust.

(c) Effective upon the Closing, Parent shall adopt and shall, for a period of not less than one year following the Closing Date, maintain and honor the severance policy set forth on Section 6.03(c) of the Company Disclosure Schedule with respect to each Continuing Employee; provided, that with respect to any Continuing Employee that has, as of the Closing, a contractual right to severance benefits pursuant to a Contract set forth in Section 6.03(c) of the Company Disclosure Schedule, the severance benefits payable to such continuing employee pursuant to such severance policy shall be reduced by any severance otherwise paid pursuant to such Contract.

Section 6.04. Defined Contribution Plans. As of the Closing Date, Parent shall cover (or cause to be covered) each Continuing Employee who is based primarily in the United States under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Parent DC Plan”) on a basis substantially comparable to the basis on which such employee participated in any defined contribution plan and trust intended to qualify under Section 401(a) of the Code that is sponsored by Company or any of its Affiliates (collectively, the “Company DC Plan”) and on terms that reflect the service credit provisions of Section 6.05. If requested by Parent no later than seven days prior to the Closing Date, the

Company shall take such actions as are reasonably necessary or appropriate to terminate the Company DC Plan in accordance with the terms of such plan and the requirements of Applicable Law (including fully vesting all participants), with such termination of participation to be effective immediately prior to the Closing Date. Effective as of the Closing Date or any subsequent date reasonably requested by Parent (but not later than the 60th day following the Closing Date), all such Continuing Employees shall be eligible to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Company DC Plan to the Parent DC Plan in the form of cash and participant loan notes.

Section 6.05. Service Credit. With respect to any Company Benefit Plan maintained by Parent or its Affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date, as of the Closing Date, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit plan accruals (other than benefit accrual under a defined benefit pension plan), Parent shall use reasonable best efforts to (or shall use reasonable best efforts to cause its Subsidiaries to) credit each Continuing Employee’s service with the Company and any of its Subsidiaries (as well as service with any predecessor employer) prior to the Closing Date to be treated as service with Parent and its Affiliates as of the Closing Date; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits for the same period of service. For the avoidance of doubt, Parent shall (or shall cause its Subsidiaries to) credit each Continuing Employee with all paid time off accrued and unused by such Continuing Employee through the Closing Date; provided that, to the extent required by Applicable Law, all paid time off accrued and unused by such Continuing Employee through the Closing Date shall be paid by the Company (or its relevant Affiliate) to the Continuing Employee if Applicable Law requires the Company (or its relevant Affiliate) to pay such paid time off accrued and unused by such Continuing Employee through the Closing Date.

Section 6.06. WARN. Parent shall be solely responsible for, and agrees to indemnify and hold harmless the Company and their respective Affiliates from and against, any liabilities under WARN with respect to any Company Employee who is found to have suffered an “employment loss” under WARN on or after the Closing Date or who, by reason of actions by Parent or its Affiliates at or after the Closing, is deemed to have suffered an “employment loss” under WARN at or prior to the Closing.

Section 6.07. Pre-Existing Conditions and Co-Payments. Parent shall use reasonable best efforts to (or shall use commercially reasonable efforts to cause its Subsidiaries to):

(a) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any health and welfare plans in which such Continuing Employees and their eligible dependents are eligible to participate after the Closing Date to the extent that such limitations were waived or satisfied under the applicable Company Benefit Plan; and

(b) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employee and such Continuing Employee’s eligible dependents are eligible to participate after the Closing Date.

Section 6.08. 280G. Prior to the Closing Date, (a) the Company shall use commercially reasonable efforts to submit for approval by the Company Stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that constitute or would reasonably be expected to constitute “parachute payments” with respect to the transactions contemplated by this Agreement pursuant to Section 280G of the Code (each, a “Parachute Payment”) on behalf of each “disqualified individual” (as defined in Section 280G of the Code and the regulations promulgated thereunder) and which are irrevocably waived by such individual under clause (b) hereof, (b) prior to the distribution of the 280G Stockholder Vote materials, the Company shall use commercially reasonable efforts to obtain a waiver of the right to receive or retain any Parachute Payment (in the absence of the 280G Stockholder Vote) from each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) whose Parachute Payments would be subject to the 280G Stockholder Vote (the “280G Waivers”), and (c) prior to the distribution of the 280G Stockholder Vote materials and the 280G Waivers, the Company shall deliver to Parent complete copies of all disclosure and other related documents that will be provided to the Company Stockholders in connection with the 280G Stockholder Vote in a manner providing Parent with sufficient time to review and comment thereon, and the Company shall consider all reasonable comments of Parent in good faith. The parties acknowledge that, to the extent any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Parent Arrangements”) are Parachute Payments, Parent shall provide to the Company a written description of any Parent Arrangements and the value for purposes of Section 280G of the Code of such Parent Arrangements reasonably in advance of the Company’s request of the waivers under clause (b) above.

Section 6.09. No Third-Party Beneficiaries. Without limiting the generality of Section 10.11, nothing in this Article 6 is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Company Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by the Company or any of its Subsidiaries or Parent or any of their respective Affiliates, (b) prevent Parent or its Affiliates from terminating any benefit plan in accordance with its terms or terminating the employment of any Company Employee or (c) except as provided in Section 6.02, confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of the Company or any of its Subsidiaries, Parent or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE 7

TAX MATTERS

Section 7.01. Tax Matters.

(a) Each of Parent and the Company shall (and shall cause its respective Subsidiaries and Affiliates to) use its reasonable best efforts (i) to cause the First Merger and the Second Merger, taken together as an integrated transaction, to qualify for the Intended Tax Treatment, and (ii) not to take or cause to be taken any action reasonably likely to prevent, or fail to take or agree not to take any action if the failure to take such action would be reasonably likely to prevent, the First Merger and the Second Merger, taken together, from qualifying for the Intended Tax Treatment, provided that nothing in this Section 7.01 shall (i) prohibit or restrict any party from taking any action expressly required or expressly contemplated by this Agreement, or (ii) except as expressly required or expressly contemplated by this Agreement, require any party to take any action that adversely impacts its rights or obligations under this Agreement or the rights of its shareholders under its governing documents. Except to the extent the Company does not receive the Closing Tax Opinion, Parent and the Company agree to report, for U.S. federal income tax purposes, the First Merger and the Second Merger, taken together as an integrated transaction, as qualifying for the Intended Tax Treatment. Based on the advice of their respective counsel, each of Parent and the Company agree that, absent a change of Applicable Law (including any change in the official position regarding the application or interpretation thereof by any Governmental Authority, including the making or issuance of any rule, regulations, ruling or other form of official guidance) after the date hereof, (i) this Agreement provides for “fixed consideration” within the meaning of Treasury Regulations Section 1.368-1(e)(2)(iii), such that Treasury Regulations Section 1.368-1(e)(2)(i) shall apply for purposes of determining whether the First Merger and the Second Merger, taken together, satisfy the “continuity of interest” requirement under the Code and Treasury Regulations, and (ii) the Closing Tax Opinion described in Section 8.01(c)(v) shall be based on the agreements set forth in clause (i) of this sentence.

(b) Parent shall use its reasonable best efforts to cause its officers and the officers of each of Merger Sub I and Merger Sub II to execute and deliver to Company Tax Counsel representation letters customary for transactions of this type and reasonably satisfactory to Company Tax Counsel (i) for purposes of providing the Closing Tax Opinion and (ii) as may be reasonably requested by Company Tax Counsel in connection with the Registration Statement, in each case at such time or times as Company Tax Counsel may reasonably request.

(c) The Company shall use its reasonable best efforts to obtain the Closing Tax Opinion. The Company shall use its reasonable best efforts to cause its officers to execute and deliver to Company Tax Counsel representation letters customary for transactions of this type and reasonably satisfactory to Company Tax Counsel (i) for purposes of providing the Closing Tax Opinion and (ii) as may be reasonably requested by Company Tax Counsel in connection with the Registration Statement, in each case at such time or times as Company Tax Counsel may reasonably request.

(d) If the SEC or another governmental agency requests or requires that an opinion be provided in respect of the Intended Tax Treatment in the Registration Statement or otherwise, then the Company shall use its reasonable best efforts to cause Company Tax Counsel to provide such opinion subject to customary assumptions and limitations. Parent and the Company shall use reasonable best efforts to cooperate with one another and their respective Tax advisors in connection with any analysis or advice relating to the Intended Tax Treatment and the preparation of any disclosure relating to the Tax consequences of the Mergers.

(e) To the extent the Company or any of its Subsidiaries intends to provide any formal written (i) representation, (ii) disclosure or (iii) other advice to the Company Stockholders with respect to the Intended Tax Treatment, the Company shall provide a copy of such representation, disclosure or other advice to Parent reasonably in advance of providing such representation, disclosure or other advice to the Company Stockholders and shall consider in good faith any comments timely received from Parent with respect to such representation, disclosure or other advice.

(f) In the event any portion of the Aggregate Cash Consideration is funded by the Company or its Subsidiaries, the Company shall reasonably consult with Parent to structure the delivery of such portion of the Aggregate Cash Consideration in a tax efficient manner so as to minimize any corporate level tax to the Company or its Subsidiaries; provided that, for the avoidance of doubt, no action shall be required pursuant to this Section 7.01(f) that could prevent the First Merger and the Second Merger, taken together, from qualifying for the Intended Tax Treatment.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to Closing.

(a) The obligations of Parent, Production Company, UnSub, Merger Subs and the Company to consummate the Closing are subject to the satisfaction of the following conditions:

(i) the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(ii) the Parent Stockholder Approval shall have been obtained in accordance with the DGCL;

(iii) any applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated;

(iv) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement shall have been issued by the SEC;

(v) the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof; and

(vi) there shall not be in force an injunction or order of any court of competent jurisdiction in the United States enjoining or prohibiting the consummation of the Closing.

(b) The obligation of Parent, Production Company, UnSub and Merger Subs to consummate the Closing is subject to the satisfaction of the following further conditions:

(i) (A) the Fundamental Warranties of the Company contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (other than the second sentence of Section 3.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies), as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date (other than the second sentence of Section 3.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies), (B) the representations and warranties of the Company contained in this Agreement other than the Fundamental Warranties of the Company and the representations and warranties set forth in Section 3.09(b) (Absence of Certain Changes), disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties, disregarding all qualifications contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, and (C) the representations and warranties set forth in Section 3.09(b) (Absence of Certain Changes) shall be true and correct as of the Closing Date, as if made at and as of such date;

(ii) the covenants of the Company to be performed prior to the Closing shall have been performed (or any non-performance, to the extent curable, shall have been cured), with only such exceptions as in the aggregate would not reasonably be expected to be material;

(iii) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing; and

(iv) Parent shall have received a certificate signed by an executive officer of the Company to the effect of the foregoing clauses (i) through (iii).

(c) The obligation of the Company to consummate the Closing is subject to the satisfaction of the following further conditions:

(i) (A) the Fundamental Warranties of Parent, Production Company, UnSub and Merger Subs contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date (other than the second sentence of Section 4.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies), as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date (other than the second sentence of Section 4.06(a), which shall be true and correct in all respects except for any de minimis inaccuracies) and (B) the representations and warranties of Parent, Production Company, UnSub and Merger Subs contained in this Agreement other than the Fundamental Warranties of Parent, Production Company, UnSub and Merger Subs and the representations and warranties set forth in Section 4.09(b) (Absence of Certain Changes), disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties, disregarding all qualifications contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (C) the representations and warranties set forth in Section 4.09(b) (Absence of Certain Changes) shall be true and correct as of the Closing Date, as if made at and as of such date;

(ii) the covenants of Parent, Production Company, UnSub and Merger Subs to be performed prior to the Closing shall have been performed (or any non-performance, to the extent curable, shall have been cured), with only such exceptions as in the aggregate would not reasonably be expected to be material;

(iii) since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing;

(iv) the Company shall have received a certificate signed by an executive officer of Parent to the effect of the foregoing clauses (i) through (iii);

(v) the Company shall have received an opinion from Company Tax Counsel, dated as of the Closing Date, to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the First Merger and the Second Merger, taken together as an integrated transaction, more likely than not qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Tax Opinion”). In rendering the Closing Tax Opinion, Company Tax Counsel shall be entitled to rely upon representations, warranties and covenants of officers of Parent, Merger Sub I, Merger Sub II and the Company and any of their respective Affiliates and Representatives, including those contained in the representation letters described in Section 7.01; and

(vi) Parent shall have funded the Company Rabbi Trust in the manner required by Section 6.03(b).

(d) All conditions to the Closing shall be deemed to have been satisfied or waived from and after the consummation of the Closing. None of Parent, Production Company, UnSub, Merger Sub I, Merger Sub II or the Company shall, and each shall cause its Affiliates not to, take any action that would, or would reasonably be expected to, result in any condition set forth in this Article 8 not being satisfied, and none of the Company, Production Company, UnSub, Parent, Merger Sub I or Merger Sub II may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by the failure of any of the Company, on the one hand, or Parent, Production Company, UnSub, Merger Sub I or Merger Sub II, on the other hand, respectively, to comply with its obligations under this Agreement.

ARTICLE 9

TERMINATION

Section 9.01. Termination.

(a) This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of the Company and Parent;

(ii) by either the Company or Parent if Closing has not occurred on or before June 21, 2023 (the “End Date”); provided that (A) if, on the End Date, all of the conditions set forth in Section 8.01(a) and Section 8.01(c) are satisfied or validly waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would reasonably be expected to be satisfied if the Closing were to occur on the End Date), except for the condition set forth in Section 8.01(a)(iii) and/or Section 8.01(a)(iv) (solely in respect of an injunction or other order in respect of the matters expressly contemplated by Section 5.07(b)), then the Company or Parent may, by providing written notice to the other party on or before the End Date, extend the End Date for all purposes hereunder to September 21, 2023 (and in such case, the End Date, as so extended, shall be the “End Date” for purposes of this Agreement) and (B) the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by the End Date;

(iii) by either the Company or Parent if consummation of the transactions contemplated hereby would violate any non-appealable final order, decree, judgment or ruling of any Governmental Authority in the United States having competent jurisdiction; provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(iii) shall not be available to any party that has not complied with its obligations under Section 5.07 in respect of such order, decree, judgment or ruling in all material respects;

(iv) by either the Company or Parent if the Special Meeting shall have been held (subject to any adjournment or recess of the Special Meeting) and the Parent Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting);

(v) by Parent if there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.01(b)(i) or Section 8.01(b)(ii) would not be satisfied at the Closing, except that, if such breach is curable by the Company through the exercise of its reasonable best efforts by the End Date, then, for a period of 30 days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such cure period, provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(v) shall not be available if Parent, Production Company, UnSub or Merger Subs are in material breach of this Agreement on the date of such termination;

(vi) by Parent, if any Company Support Agreement Party shall have failed to execute and deliver to Parent the Company Support Agreement to which such Company Key Stockholder is a party within 24 hours following the execution of this Agreement;

(vii) by Parent if the Company Stockholder Approval is not obtained within 48 hours following the date the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to Section 5.05(e);

(viii) by the Company if there is any material breach of any representation, warranty, covenant or agreement on the part of Parent, Production Company, UnSub or any Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.01(c)(i) or Section 8.01(c)(ii) would not be satisfied at the Closing, except that, if such breach is curable by Parent, Production Company, UnSub and Merger Subs through the exercise of their reasonable best efforts by the End Date, then, for a period of 30 days after receipt by Parent of notice from the Company of such breach, but only as long as Parent, Production Company, UnSub and Merger Subs continue to use their reasonable best efforts to cure such breach, such termination shall not be effective, and such termination shall become effective only if such breach is not cured within such cure period, provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(viii) shall not be available if the Company is in material breach of this Agreement on the date of such termination;

(ix) by the Company if, prior to obtaining the Parent Stockholder Approval, the Parent Board (A) shall have made a Parent Change in Recommendation or (B) shall have failed to include the Parent Board Recommendation in the Proxy Statement distributed to its stockholders; or

(x) by Parent if, prior to obtaining the Company Stockholder Approval, the Company Board (A) shall have made a Company Change in Recommendation or (B) shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to its stockholders.

(b) The party desiring to terminate this Agreement pursuant to Section 9.01(a) (other than Section 9.01(a)(i)) shall give written notice of such termination to the other party.

Section 9.02. Effect of Termination.

(a) If this Agreement is terminated as permitted by Section 9.01, this Agreement shall forthwith become null and void and such termination shall be without liability of any party (or any Affiliate of such party or its or their stockholders, directors, officers, employees, agents, consultants or representatives) to the other parties to this Agreement; provided that if such termination shall result from Actual Fraud or the Willful Breach by any party of any covenant or agreement contained herein, such party shall be fully liable for any and all losses, damages, claims, costs or expenses incurred or suffered by another party as a result of such Actual Fraud or Willful Breach which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money). The provisions of Section 1.01 (Definitions), Section 5.11 (Confidentiality; Other Public Announcements), this Section 9.02 and Article 10 (Miscellaneous) (other than Section 10.05) and, for the avoidance of doubt, the Confidentiality Agreement, shall survive any termination of this Agreement. For purposes hereof, “Willful

Breach” means (i) any material breach of this Agreement that is the consequence of an action or omission by any party that knew or reasonably should have known that the taking of such action or the failure to take such action would be or would be reasonably likely to be a material breach of this Agreement and (ii) with respect to Parent, Production Company, UnSub and Merger Subs, the failure, for any reason, to consummate the transactions contemplated hereby as and when required hereunder.

(b) In the event that this Agreement is validly terminated by the Company pursuant to Section 9.01(a)(ix) or Section 9.01(a)(viii) (but only under Section 9.01(a)(viii) in the event of a Willful Breach by Parent of Section 5.04 or Section 5.05(d) prior to receipt of the Parent Stockholder Approval), then Parent shall pay the Parent Termination Payment to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), payable by wire transfer of immediately available funds.

(c) In the event that this Agreement is validly terminated by Parent pursuant to Section 9.01(a)(x), then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees) as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), payable by wire transfer of immediately available funds.

(d) In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.01(a)(ii) or Section 9.01(a)(iv), and (i) in the case of a termination pursuant to Section 9.01(a)(ii), before the date of such termination, an Acquisition Proposal with respect to Parent is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination, or, in the case of a termination pursuant to Section 9.01(a)(iv), an Acquisition Proposal with respect to Parent is publicly announced, disclosed or made and is not publicly withdrawn as of the date the Special Meeting is held, and (ii) within 12 months after the date of termination, Parent shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal (which Acquisition Proposal is ultimately consummated), then Parent shall pay the Parent Termination Payment (less the amount of any previously paid Parent Special Meeting Termination Payment) to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days) after the earlier of the date such Acquisition Proposal is consummated and the date on which the definitive agreement providing for such Acquisition Proposal is entered into, payable by wire transfer of immediately available funds (it being understood that, for the purposes of this clause (c), each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed a reference to “more than 50%”).

(e) In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.01(a)(iv), then Parent shall pay the Parent Special Meeting Termination Payment to the Company (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within three Business Days following such termination), payable by wire transfer of immediately available funds.

(f) The parties hereto acknowledge and hereby agree that the Parent Termination Payment, the Parent Special Meeting Termination Payment and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 9.02, shall not constitute a penalty but will be liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Mergers, which amount would otherwise be impossible to calculate with precision. The parties hereto acknowledge and hereby agree that in no event shall Parent be required to pay the Parent Termination Payment or the Parent Special Meeting Termination Payment, as applicable, on more than one occasion. Notwithstanding anything to the contrary in this Section 9.02, if the Company receives a Parent Termination Payment, then the Company will not be entitled to also receive the Parent Special Meeting Termination Payment, and if the Parent Termination Payment is payable at such time as the Company has already received or concurrently receives the Parent Special Meeting Termination Payment, the amount of the Parent Special Meeting Termination Payment received by (or on behalf of) the Company shall be deducted from the Parent Termination Payment. Each of the Company, Parent, Production Company, UnSub and each Merger Sub acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, in any circumstance (except in the case of Willful Breach of this Agreement or Actual Fraud) in which this Agreement is terminated and the Company or Parent is paid the Parent Termination Payment or the Parent Special Meeting Termination Payment or the Company Termination Payment, as applicable, pursuant to this Section 9.02, the Parent Termination Payment, the Parent Special Meeting Termination Payment or Company Termination Payment, as applicable, shall be the sole and exclusive monetary remedy of (i) in the case of the Parent Termination Payment or Parent Special Meeting Termination Payment, the Company or any of its Affiliates against Parent, Production Company, UnSub, Merger Subs or any of their respective Affiliates, as applicable, for any loss or damage suffered in connection with the transactions contemplated by this Agreement or as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach (other than a Willful Breach or Actual Fraud) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, and upon payment of such amounts, Parent, Production Company, UnSub, Merger Subs and their respective Affiliates, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise and (ii) in the case of the Company Termination Payment, Parent or any of its Affiliates against the Company or any of its Affiliates, as applicable, for any loss or damage suffered in connection with the transactions contemplated by this Agreement or as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach (other than a Willful Breach or Actual Fraud) of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise, and upon payment of such amounts, the Company and its Affiliates, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Survival, Non-Recourse, Release.

(a) The representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing. Except for those covenants and agreements that by their terms are to be performed in whole or in part at or after the Closing, which covenants shall survive in accordance with their terms, none of the covenants and agreements of the parties contained in this Agreement shall survive the Closing.

(b) Each of Parent and the Company acknowledges and agrees that none of the Company’s or Parent’s Affiliates, directors or officers, Company Stockholders, Parent Stockholders, Equity Award Holders or any of their respective representatives or Affiliates (collectively, the “Non-Recourse Parties”), will have or be subject to any liability to Parent or the Company (as applicable) or any of their respective Affiliates resulting from any claim based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability may be sought to be imposed, whether at law, in equity or otherwise. The terms and provisions of this Section 10.01(b) are intended to be enforceable by any of the Non-Recourse Parties, each of whom is an intended third-party beneficiary of this Section 10.01(b).

(c) Effective as of the Closing, except for any rights or obligations under this Agreement and the other Transaction Agreements, Parent, on behalf of itself and each of its Subsidiaries (including the Final Surviving Company and its Subsidiaries) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company Stockholders, Equity Award Holders and their respective Affiliates (excluding the Company and its Subsidiaries), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise and whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or any of its Subsidiaries, the operation of the Company and its Subsidiaries’ respective businesses, the relationship of any of the Company Stockholders, Equity Award Holders or their respective Affiliates with the Company or its Subsidiaries or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Company or any of its Subsidiaries occurring or arising on or prior to the Closing Date. The rights and claims waived and released by the Releasing Parties hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under Applicable Law. From and after the Closing, no Releasing Party shall bring any action, suit or proceeding against any Released Party, whether at law or in equity, with respect to any of the rights or claims waived and released by the Releasing Parties hereunder. Notwithstanding the foregoing, the Releasing Parties shall not be deemed to have released or constitute a waiver of (a) any claims against any Person that is a natural person in such Person’s capacity as an employee or individual contractor of the Company or any of its Subsidiaries to the extent necessary to prosecute any Legal Proceeding against such Person relating to the work (other than work related to this Agreement, the other Transaction Agreement or the transactions contemplated herein or therein) such Person performed in such capacity for the Company or any of its Subsidiaries prior to the Closing, (b) rights or claims with respect to Actual Fraud against any Person who has committed such Actual Fraud, (c) any claims with respect to any commercial agreement between or among a Releasing Party, on the one hand, and a Released Party, on the other hand, or any covenants or agreements that survive the Closing pursuant to Section 10.01(a), (d) claims under any other Transaction Agreement against a party thereto in accordance with the terms of such other Transaction Agreement, (e) any claims or obligations under any employment, stock option, bonus or other employment or compensation agreement or plan, (f) the availability of insurance to cover claims and (g) claims or rights under any Company Related Party Transaction that is not terminated on or prior to the Closing pursuant to this Section 5.15.

Section 10.02. R&W Insurance Policy. Neither Parent nor any of its Affiliates shall obtain or bind a representations and warranties insurance policy with respect to any of the representations or warranties of the Company under this Agreement.

Section 10.03. Notices.

(a) A notice given under this Agreement shall be sent to the attention of the Person, and to the physical address, email address or fax number given in this Section 10.03 (or such other physical address, email address, fax number or Person as the party may notify to the other in accordance with the provisions of this Section 10.03) and shall be delivered personally; sent by fax; sent by email; or sent by registered mail or reputable international overnight courier.

(b) The addresses for service of notice are:

if to Parent, Production Company, UnSub, any Merger Sub or, following the Closing, the First Surviving Corporation, the Surviving Company or the Final Surviving Company, to:

Talos Energy Inc.

333 Clay Street, Suite 3300

Houston, Texas 77002

Attention:         William S. Moss III

Facsimile No.: (713) 574-4919

Email:             bill.moss@talosenergy.com

with a copy to:

Vinson & Elkins LLP

Texas Tower

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention:             Lande A. Spottswood

Facsimile No.:     (713) 615-5171

Email:                 lspottswood@velaw.com

if to the Company prior to the Closing, to:

EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, Texas 77002

Attention:             General Counsel

Facsimile No.:     (713) 335-7500

E-mail:                 jstarzec@enven.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:             William J. Chudd

Facsimile No.:     (212) 701-5800

Email:                 william.chudd@davispolk.com

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:             Darren M. Schweiger

Facsimile No.:     (212) 701-5575

Email:                 darren.schweiger@davispolk.com

if to the Equityholders’ Representative, to:

BCC Enven Investments, L.P.

c/o Bain Capital

200 Clarendon Street

Boston, Massachusetts |02116

Attention:             Michael Treisman

Facsimile No.:     (617) 652-3493

E-mail:                 mtreisman@baincapital.com

baincapitalcreditdocs@baincapital.com

with a copy to:

Kirkland & Ellis LLP

4550 Travis Street

Dallas, Texas 75205

Attention:             Jack R. Shirley

Facsimile No.:     (214) 972-1771

Email:                 jack.shirley@kirkland.com

(c) A notice shall be effective upon receipt and shall be deemed to have been received:

(i) if delivered personally or by registered mail or courier, at the time of delivery; or

(ii) if sent by fax or email, at the time of transmission,

provided that, in either case, where delivery is not within Working Hours in the place of receipt, then the notice shall be deemed to have been received when business next starts in the place of receipt.

Section 10.04. Equityholders’ Representative.

(a) At the Closing, without further act of any Company Stockholder or Equity Award Holder, the Equityholders’ Representative shall be appointed as agent and attorney-in-fact for each Company Stockholder and Equity Award Holder, for and on behalf of such Persons, to give and receive notices and communications, to retain and appoint advisors and to assert, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to all claims and disputes under this Agreement and any other Transaction Agreement, to negotiate and execute any waivers or amendments of this Agreement or any other Transaction Agreement and to take all actions necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing. The Company Stockholder Approval will, to the maximum extent permitted under Applicable Law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such appointment by the holders of a majority of the outstanding Class A Common Shares and Series A Preferred Shares, voting together as a single class, and authorization of the Equityholders’ Representative to serve in such capacity. The Equityholders’ Representative may resign from such position at any time upon written notice to Parent, and the Company Stockholders and Equity Award Holders shall appoint a replacement Equityholders’ Representative by approval of BCC Enven Investments, L.P. on written notice to Parent. No bond shall be required of the Equityholders’ Representative. Notices or communications to or from the Equityholders’ Representative shall constitute notice to or from each of the Company Stockholders and Equity Award Holders. The power of attorney granted in this Section 10.04 is coupled with an interest and is irrevocable, may be delegated by the Equityholders’ Representative and shall survive the death, incapacity, illness, bankruptcy, dissolution, or other inability to act of each Company Stockholder or Equity Award Holder.

(b) Neither the Equityholders’ Representative nor any of its Representatives shall be liable for any act done or omitted hereunder as Equityholders’ Representative while acting in good faith and in the exercise of reasonable judgment. The Company Stockholders and Equity Award Holders shall severally, on a pro rata basis in accordance with the percentage of the aggregate Per Share Consideration received by each Company Stockholder and Equity Award Holder, indemnify the Equityholders’ Representative and hold the Equityholders’ Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of the Equityholders’ Representative’s duties hereunder, including the fees and expenses of any legal counsel retained by the Equityholders’ Representative. The Company Stockholders and Equity Award Holders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties as the Equityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholders’ Representative or the termination of this Agreement.

(c) A decision, act, consent or instruction of the Equityholders’ Representative shall constitute a decision, act, consent or instruction of all Company Stockholders and Equity Award Holders, with respect to the matters set out in Section 10.04(a) and shall be final, binding and conclusive upon each Company Stockholder and Equity Award Holder, and Parent and its Subsidiaries and the Exchange Agent may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every Company Stockholder and Equity Award Holder.

(d) The Company Stockholders and Equity Award Holders acknowledge that the Equityholders’ Representative is not providing any investment supervision, recommendations or advice. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Equityholders’ Representative or any Company Stockholder or Equity Award Holder for any purpose of U.S. federal or state law, including federal, state or non-U.S. income Tax purposes. Neither the Equityholders’ Representative nor any of its Affiliates owes any fiduciary or other duty to any Company Stockholder or Equity Award Holder.

(e) Each Company Stockholder, Equity Award Holder and the Company acknowledges that the Equityholders’ Representative is party to this Agreement solely for purposes of serving as the “Equityholders’ Representative” hereunder, and no action, suit, claim, investigation or proceeding will be brought by, or on behalf of, any Company Stockholder or Equity Award Holder against the Equityholders’ Representative with respect to this Agreement or the transactions contemplated hereby, or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties” will not be deemed to require performance by, or be an agreement of, the Equityholders’ Representative unless performance by the Equityholders’ Representative is expressly provided for in such covenant or the Equityholders’ Representative expressly so agrees in writing), in each case, (i) other than in respect of matters arising from or in connection with bad faith on the part of the Equityholders’ Representative and (ii) without limiting any separate Contract that may be entered into between the Equityholders’ Representative, on the one hand, and one or more Company Stockholders or Equity Award Holders, on the other hand, regarding the Equityholders’ Representative’s role as Equityholders’ Representative hereunder.

(f) Each Company Stockholder and Equity Award Holder, by its acceptance of a portion of the consideration payable hereunder, accepts and agrees to be bound by the provisions set forth in this Section 10.04.

Section 10.05. Disclosure Schedules and SEC Document References.

(a) Each of the Company and Parent has set forth information on the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedule, Parent Disclosure Schedule or section of this Agreement, as applicable, is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Company Disclosure Schedule and the Parent Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Parent or the Company, as applicable, (ii) the disclosure by the Company or Parent of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and (iii) the Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Parent, as applicable, except as and to the extent provided in this Agreement.

(b) The parties hereto agree that any information contained in any part of any Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) Parent’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent; provided that, except for any specific factual information contained therein, in no event shall any information contained in any part of any Parent SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of Parent contained in this Agreement.

Section 10.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 10.07. Entire Agreement. This Agreement and the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 10.08. Amendment and Waiver.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, (i) in the case of an amendment (A) prior to the Closing, by Parent and the Company and (B) after the Closing, by Parent and the Equityholders’ Representative, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective, provided that after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no amendment to this Agreement shall be made which by Applicable Law or the rules of any stock exchange requires further approval by the Company Stockholders or Parent Stockholders without such further approval by such stockholders.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.09. Costs and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense; provided that if the Closing occurs, Transaction Expenses will be paid as set forth in Section 5.23.

Section 10.10. Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 10.11. Third-Party Rights. Except for (a) the rights of the Company Indemnitees pursuant to Section 5.14, (b) the rights of Designated Counsel pursuant to Section 5.13, (c) the rights of the Company Stockholders and the Equity Award Holders to receive the Per Share Consideration pursuant to Article 2 (solely from and after the First Effective Time), (d) the rights of the Non-Recourse Parties pursuant to Section 10.01(b) and (e) the rights of the Released Parties pursuant to Section 10.01(c), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns.

Section 10.12. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 10.13. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware; provided that if such court does not have jurisdiction, any such action shall be brought exclusively in the United States District Court for the District of Delaware or any other state court sitting in the State of Delaware, so long as such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.03 shall be deemed effective service of process on such party.

Section 10.14. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

Section 10.15. Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 10.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

TALOS ENERGY INC.

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

TALOS PRODUCTION INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President, General Counsel and Secretary

TIDE MERGER SUB III LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

TIDE MERGER SUB I INC.

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

TIDE MERGER SUB II LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

ENVEN ENERGY CORPORATION

By:	/s/ Steven Weyel
Name: Steven Weyel
Title: Chief Executive Officer

BCC ENVEN INVESTMENTS, L.P. By: Bain Capital Credit Member, LLC, its general partner

By:	/s/ Michael Treisman
Name: Michael Treisman
Title: General Counsel

Exhibit A

Form of Company Support Agreement

[Intentionally Omitted.]

A - 1

Exhibit B

Form of Parent Support Agreement

[Intentionally Omitted.]

B - 1

Exhibit C

Form of Registration Rights Agreement

[Intentionally Omitted.]

C - 1